                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for the use of the Commission only (as permitted by Rule
    14c-5(d)(2))

[X] Definitive Information Statement

                           KOFAX IMAGE PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box)

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transactions applies:
        Common Stock, par value $0.001 per share

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transactions applies:
        1,444,102*

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $12.75*

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        $18,412,300.50*

        ------------------------------------------------------------------------

     (5)  Total fee paid:
        $3,682.46*

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
        $14,201.73

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:
        Schedule 14D-1

        ------------------------------------------------------------------------

     (3)  Filing party:
          Imaging Components Corporation, Imaging Acquisition Corporation, DICOM GROUP plc, Dresdner Kleinwort Benson Private Equity Partners LP

        ------------------------------------------------------------------------

     (4)  Date filed:
          August 3, 1999

        ------------------------------------------------------------------------
---------------
* The sum of the number of Shares outstanding that would receive the cash payment in the merger that is the subject of this Information Statement plus the number of Shares reserved for issuance under the Company's option and stock purchase plans. The unit price is based on the per share cash payment to be made to the holders of Shares pursuant to the Merger. The aggregate value of the transaction equals the $12.75 per share price multiplied by the aggregate number of securities. Based upon such value, the fee due upon the filing of the preliminary information statement is $3,682.46, which amount is completely offset by the $14,201.73 fee previously paid in connection with the filing of the Schedule 14D-1 by Imaging Components Corporation, Imaging Acquisition Corporation, DICOM GROUP plc and Dresdner Kleinwort Benson Private Equity Partners, LP. in connection with the first step of the transaction of which the Merger is a part.

[Kofax Logo]                                          KOFAX IMAGE PRODUCTS

                                                      16245 LAGUNA CANYON RD.
                                                      IRVINE, CA 92618-3603
                                                      PHONE: 949-727-1733
                                                      FAX: 949-727-3144
                                                      HTTP://WWW.KOFAX.COM

                                                              September 24, 1999

Dear Stockholder:

     The attached Notice of Special Meeting of Stockholders and Information Statement are being furnished to you in connection with a special meeting of shareholders of Kofax Image Products, Inc. (the "Company"), which will be held on October 15, 1999, at the Company's headquarters at 16245 Laguna Canyon Road, Irvine, California, commencing at 10:00 a.m. local time.

     We are holding this meeting to obtain shareholder approval of a merger agreement dated July 27, 1999, as amended, between the Company, Imaging Components Corporation ("Purchaser") and Purchaser's wholly-owned Subsidiary, Imaging Acquisition Corporation ("Merger Sub"). As a result of the merger, each of your shares of the Company's common stock (the "Shares") will be exchanged for $12.75 in cash, and the Company will become a wholly owned subsidiary of Purchaser. The merger is the second and final step of the acquisition of the Company by Purchaser. The first step was a tender offer for the Company's outstanding Shares at $12.75 per Share in cash. Purchaser acquired 4,414,409 Shares pursuant to the tender offer, which expired at 12:00 midnight, New York City time, on September 8, 1999.

     Purchaser currently beneficially owns approximately 84% of the outstanding Shares. Because Purchaser will vote all the Shares it beneficially owns in favor of the merger agreement and the merger, approval is assured and we are not soliciting your proxy.

     After the merger is completed, you will receive instructions regarding the surrender of your Share certificates in exchange for the merger consideration.

                                          Sincerely,

                                    /s/ David S. Silver

                                          David S. Silver
                                          Chief Executive Officer

                           KOFAX IMAGE PRODUCTS, INC.
                            16245 LAGUNA CANYON ROAD
                             IRVINE, CA 92618-3603
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

To the Stockholders of
Kofax Image Products, Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Kofax Image Products, Inc., a Delaware corporation (the "Company"), will be held on October 15, 1999 at the Company's headquarters at 16245 Laguna Canyon Road, Irvine, California, commencing at 10:00 a.m. local time, for the following purpose:

     (1) To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and the merger of the Company with a subsidiary of Imaging Components Corporation; and

     (2) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on September 23, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournment(s) thereof.

                                          By Order of the Board of Directors,

                                    /s/ David S. Silver

                                          David S. Silver
                                          Chief Executive Officer

Dated: September 24, 1999

                           KOFAX IMAGE PRODUCTS, INC.
                            16245 LAGUNA CANYON ROAD
                             IRVINE, CA 92618-3603

                             INFORMATION STATEMENT

       FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 15, 1999
                            ------------------------

     This Information Statement is being furnished to holders of shares of common stock (the "Shares") of Kofax Image Products, Inc. (the "Company") in connection with a Special Meeting of Stockholders to be held on October 15, 1999, at the Company's headquarters at 16245 Laguna Canyon Road, Irvine, California, commencing at 10:00 a.m. local time. At the Special Meeting, shareholders will consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of July 27, 1999 (the "Merger Agreement"), as amended, between the Company, Imaging Components Corporation ("Purchaser") and Purchaser's wholly owned subsidiary Imaging Acquisition Corporation ("Merger Sub"), providing for, among other things, the merger (the "Merger") of Merger Sub into the Company. As a result of the Merger, you will receive $12.75 in cash for each Share you own, and the Company will become a wholly owned subsidiary of Purchaser.

     The Merger is the second and final step of the acquisition of the Company by Purchaser pursuant to the Merger Agreement. The first step was a tender offer (the "Offer") commenced by Purchaser on August 3, 1999 for all of the outstanding Shares at a purchase price of $12.75 per Share, net to the seller in cash. Pursuant to the Offer, which expired at 12:00 midnight, New York City time, on September 8, 1999, Purchaser accepted for payment 4,414,409 Shares.

     Purchaser currently beneficially owns approximately 84% of the outstanding Shares. Because Purchaser will vote all Shares it beneficially owns in favor of the Merger Agreement and the Merger, approval is assured, and the Company's board of directors (the "Company Board") is not soliciting your proxy.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

 This Information Statement is being first mailed to shareholders on September
                                   24, 1999.

                               TABLE OF CONTENTS

INFORMATION STATEMENT SUMMARY...............................    1
  The Parties...............................................    1
  The Special Meeting.......................................    2
  The Merger................................................    2
  Recommendation of the Company Board; Opinion of Financial
     Advisor................................................    3
  Financial Information.....................................    3
  Price Range of Shares; Dividends..........................    4
THE SPECIAL MEETING.........................................    6
THE MERGER..................................................    6
  Background of the Merger..................................    7
  Recommendation of the Company Board.......................   10
  Opinion of the Financial Advisor..........................   11
  Procedures for Exchange of Certificates...................   14
  Appraisal Rights..........................................   15
  Interests of Certain Persons in the Offer and Merger......   17
  Accounting Treatment......................................   19
  United States Federal Income Tax Consequences.............   19
  Regulatory Approvals......................................   19
  Certain Litigation........................................   20
  Source and Amount of Funds................................   20
THE MERGER AGREEMENT........................................   20
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF
  THE COMPANY...............................................   31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   31
WHERE YOU CAN FIND MORE INFORMATION.........................   32
INCORPORATION OF DOCUMENTS BY REFERENCE.....................   32
FORWARD-LOOKING STATEMENTS AND INFORMATION..................   33

                                    ANNEXES

Annex A  --  Agreement and Plan of Merger dated as of July 27, 1999
Annex B  --  Amendment to Agreement and Plan of Merger dated September 9,
             1999
Annex C  --  Opinion of C.E. Unterberg, Towbin
Annex D  --  Text of Section 262 of the Delaware General Corporation Law
Annex E  --  Voting Agreement

                         INFORMATION STATEMENT SUMMARY

THE PARTIES.

     KOFAX IMAGE PRODUCTS, INC. The Company is a leading supplier of both application software and image processing products for the imaging, workflow and document management market, which are essential to helping paper intensive organizations economically and reliably capture and store critical business information through a worldwide network of distributors, system integrators and value-added resellers. The Company specializes in the document and data capture and document storage product segments of the market. The Company sells its products to a wide variety of document imaging, workflow and document management solution providers including value-added resellers, system integrators, independent software vendors and computer companies.

     PURCHASER. Purchaser is a newly formed Delaware corporation with its principal executive offices currently located at 75 Wall Street, New York, New York 10005. Purchaser was organized in connection with the Offer and the Merger. All interests in Purchaser are owned by DICOM GROUP plc ("DICOM"), Dresdner Kleinwort Benson Private Equity Partners LP and its affiliates ("Private Equity Partners"), Green Shoots Ltd. ("GSL") and/or affiliates thereof and David S. Silver, Dean A. Hough, Ronald J. Fikert, Richard M. Murphy, Kevin Drum, Roland Borrey, Donald M. Field, Anthony Macciola and Ray Couchman (the "Management Group"). Pursuant to the terms and conditions of the Stockholders Agreement dated as of September 10, 1999, by and among the Stockholders of Purchaser, DICOM has the option to acquire all of the outstanding shares of Purchaser held by Private Equity Partners and GSL for the period of 18 months from the closing of the Offer.

     MERGER SUB. Merger Sub is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Merger Sub are currently located at 75 Wall Street, New York, New York 10005. All interests in Merger Sub are owned by Purchaser.

     DICOM. DICOM is a holding company organized under the laws of England and Wales. DICOM holds a group of businesses that distribute document imaging processing equipment in Europe and certain computer peripherals in Switzerland. DICOM is a publicly traded company and listed on the London Stock Exchange under the ticker symbol "DCM." DICOM publicly discloses its financial statements and is subject to periodic reporting requirements under the laws of England and Wales and the regulations of the London Stock Exchange.

     PRIVATE EQUITY PARTNERS. Private Equity Partners is a private investment partnership formed in 1997 to acquire minority stakes in public or private companies through equity or debt securities and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC). Private Equity Partners has $250 million of committed internal capital and represents a commitment by Dresdner Bank AG to increase its direct investing as part of the $2.0 billion of private equity investment it currently manages worldwide, of which $550 million is invested throughout the United States. Its general partner, Dresdner Kleinwort Benson Private Equity Partners LLC, a Delaware limited liability company ("Private Equity LLC"), has its principal offices located at 75 Wall Street, 24th Floor, New York, New York 10005. Its single limited partner is an affiliate of Dresdner Bank AG, which is a corporation organized under the laws of Germany and is one of Europe's largest universal banks with approximately $467 billion in assets and $229 billion in funds under management as of June 30, 1999. Neither Private Equity Partners nor Private Equity LLC is subject to the periodic reporting requirements of the Exchange Act and they do not publicly disclose their financial statements; however, Dresdner Bank AG is a publicly traded company and listed on various European stock exchanges and, thus, is subject to various periodic reporting requirements.

     SURVIVING CORPORATION. The Company will be the surviving corporation in the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the directors of Merger Sub will be the directors of the Surviving Corporation, and the officers of Merger Sub will be the officers of the Surviving Corporation.

THE SPECIAL MEETING.

     PLACE, DATE AND TIME. The Special Meeting will be held on October 15, 1999 at the Company's headquarters at 16245 Laguna Canyon Rd., Irvine, California, commencing at 10:00 a.m. local time.

     PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and vote on:

     - a proposal to approve and adopt the Merger Agreement and the Merger

     - any other business that properly comes before the Special Meeting

     RECORD DATE, SHARES ENTITLED TO VOTE. Holders of record of Shares at the close of business on September 23, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,254,206 Shares outstanding, each of which will be entitled to one vote at the Special Meeting.

     QUORUM. A majority of the voting power of the outstanding Shares present in person or by proxy will constitute a quorum at the Special Meeting.

     VOTE REQUIRED. The approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, abstentions and broker "non-votes" will have the effect of a vote against these proposals. The term broker "non-votes" refers to shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter's "non-routine" nature.

     APPROVAL ASSURED. As of the Record Date, Purchaser, directly or indirectly, owned approximately 84% of the Shares. Therefore, Purchaser has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Special Meeting, regardless of the vote of any other shareholder. Purchaser will vote all Shares it beneficially owns in favor of the approval and adoption of the Merger Agreement and the Merger. As a result, the Merger Agreement and the Merger will be approved and adopted at the Special Meeting even if no shareholder other than Purchaser votes in favor of these proposals.

THE MERGER.

     EFFECT OF THE MERGER; EFFECTIVE TIME. The Merger will become effective at the time the Merger Agreement and an agreement or certificate of merger are filed with the Secretary of State of the State of Delaware (the "Effective Time"). At the Effective Time, pursuant to the Merger Agreement, the Company will become a wholly owned subsidiary of Purchaser and each issued and outstanding Share (other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Purchaser, Merger Sub, or any other subsidiary of Purchaser, if any, (iii) the Shares retained by members of the Management Group and certain of the Company's shareholders as set forth on
Schedule 2.8 to the Merger Agreement (the "Retained Shares"), and (iv) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the Delaware General Corporations Law (the "DGCL")) will be canceled and converted automatically into the right to receive $12.75 in cash, without interest (the "Merger Consideration"). Promptly after the Effective Time, Purchaser or IBJ Whitehall Bank & Trust Company as the exchange agent (the "Exchange Agent") will send to shareholders a letter of transmittal containing instructions for the surrender of certificates previously representing Shares. In order to receive the payment to which you are entitled, you must surrender your Share certificate(s) together with a duly executed and properly completed letter of transmittal (and any other documents that may be required) to the Exchange Agent. Do not send your Share certificates at this time; wait for instructions from Purchaser or the Exchange Agent following the Effective Time. Following the Effective Time, the holders of Shares prior to the Effective Time will cease to have ownership interests in the Company or rights as shareholders.

     APPRAISAL RIGHTS. Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL. See "The Merger -- Appraisal Rights."

     U.S. TAX TREATMENT. Your receipt of cash in exchange for your Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under state, local or other tax laws. You should consult with your tax advisor regarding the tax treatment of any gain or loss on your Shares.

     ACCOUNTING TREATMENT. The Merger will be treated as a purchase for accounting purposes.

RECOMMENDATION OF THE COMPANY BOARD; OPINION OF FINANCIAL ADVISOR.

     RECOMMENDATION OF THE COMPANY BOARD. The Company Board, after a full discussion determined that the terms of the Offer and Merger are fair to and in the best interests of the Company's affiliated and unaffiliated shareholders, approved the Merger Agreement and determined to recommend that the shareholders of the Company tender their Shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

     OPINION OF FINANCIAL ADVISOR. C.E. Unterberg, Towbin (the "Financial Advisor") was retained by the Company Board to deliver a fairness opinion. The Financial Advisor delivered its written opinion dated July 27, 1999 to the effect that, as of that date, the consideration to be received for the Shares in the Offer and Merger is fair, from a financial point of view, to the holders of the Shares. A copy of the Financial Advisor's opinion is attached to this Information Statement as Annex C and should be read in its entirety.

FINANCIAL INFORMATION.

     Set forth below is certain selected summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report to its stockholders for the fiscal year ended June 30, 1998 (the "Company's 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission. See "Where You Can Find More Information."

                           KOFAX IMAGE PRODUCTS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                                YEAR ENDED JUNE 30,             MARCH 31,
                                           -----------------------------    ------------------
                                            1998       1997       1996       1999       1998
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Net sales................................  $33,375    $29,266    $24,964    $28,091    $24,434
Cost of sales............................    7,819      7,720      7,926      6,384      5,781
                                           -------    -------    -------    -------    -------
Gross profit.............................   25,556     21,546     17,038     21,707     18,653
Operating expenses:
  Sales and marketing....................   10,706      9,565      7,456      8,572      7,785
  Research and development...............    7,826      6,653      5,090      6,461      5,742
  General and administrative.............    2,672      1,936      1,748      2,315      1,943
  Acquired in-process research and
     development costs...................       --         --      4,177         --         --
                                           -------    -------    -------    -------    -------
          Total operating expenses.......   21,204     18,154     18,471     17,348     15,470
                                           -------    -------    -------    -------    -------
Income (loss) from operations............    4,352      3,392     (1,433)     4,359      3,183
Other income, net........................      759         69        200        809        477
                                           -------    -------    -------    -------    -------
Income (loss) before provision
  (benefit)..............................    5,111      3,461     (1,233)     5,168      3,660
Provision (benefit) for income taxes.....    1,968      1,326       (500)     1,821      1,409
                                           -------    -------    -------    -------    -------
Net income (loss)........................  $ 3,143    $ 2,135    $  (733)   $ 3,347    $ 2,251
                                           =======    =======    =======    =======    =======
Basic net income (loss) per share........  $   .75    $  1.37    $ (0.82)   $  0.63    $  0.59
                                           =======    =======    =======    =======    =======
Diluted net income (loss) per share......  $   .62    $   .52    $ (0.82)   $  0.62    $  0.45
                                           =======    =======    =======    =======    =======
Basic weighted average common shares.....    4,197      1,319      1,305      5,282      3,830
                                           =======    =======    =======    =======    =======
Diluted weighted average common shares...    5,073      4,126      1,305      5,412      4,957
                                           =======    =======    =======    =======    =======
Net income (loss) applicable to common
  stockholders...........................  $ 3,143    $ 1,801    $(1,067)   $ 3,347    $ 2,251
                                           =======    =======    =======    =======    =======

                                                  AS OF JUNE 30,             AS OF MARCH 31,
                                           -----------------------------    ------------------
                                            1998       1997       1996       1999       1998
                                           -------    -------    -------    -------    -------
BALANCE SHEET DATA:
Working capital..........................  $24,149    $ 8,676    $ 6,949    $27,709    $23,495
Total assets.............................   32,115     16,327     14,141     36,644     31,655
Long-term debt, net of current
  maturities.............................       --        427        799         --         --
Redeemable convertible preferred stock...       --      7,146      6,812         --         --
Stockholders' equity.....................   27,625      5,108      3,294     30,641     27,148

PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market") under the symbol "KOFX." The Company completed its initial public offering on October 10, 1997 at an offering price of $11.00 per Share. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market.

                            DATE                              LOW    HIGH
                            ----                              ---    ----
FISCAL 1998:
  Second Quarter (from October 10, 1997)....................   4      11 3/4
  Third Quarter.............................................   5       8
  Fourth Quarter............................................   6 1/8   8 1/4
FISCAL 1999:
  First Quarter.............................................   6 1/4   7 5/8
  Second Quarter............................................   5 7/8   8 3/4
  Third Quarter.............................................   7 3/8  10 1/2
  Fourth Quarter............................................   7 7/8  10
FISCAL 2000:
  First Quarter (through September 15, 1999)................   9 3/8  12 3/4

     On July 27, 1999, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing price per Share as reported on the Nasdaq National Market was $9.375. The Company has never declared or paid any cash dividends on the Shares. As of September 15, 1999, there were approximately 55 holders of record of the Shares. Stockholders are urged to obtain a current market quotation for the Shares.
                            ------------------------

     The preceding summary highlights some information from this Information Statement but may not contain all the information that is important to you. Please read the entire Information Statement and the annexes, as well as the information we have incorporated by reference.

                              THE SPECIAL MEETING

     PLACE, DATE AND TIME. The Special Meeting will be held on October 15, 1999 at the Company's headquarters at 16245 Laguna Canyon Rd., Irvine, California, commencing at 10:00 a.m. local time.

     PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and vote on:

     - a proposal to approve and adopt the Merger Agreement and the Merger

     - any other business that properly comes before the Special Meeting

     RECORD DATE, SHARES ENTITLED TO VOTE. Holders of record of Shares at the close of business on September 23, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,254,206 Shares outstanding, each of which will be entitled to one vote at the Special Meeting.

     QUORUM. A majority of the voting power of the outstanding Shares present in person or by proxy will constitute a quorum at the Special Meeting.

     VOTE REQUIRED. The approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, abstentions and broker "non-votes" will have the effect of a vote against these proposals. The term broker "non-votes" refers to shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter's "non-routine" nature.

     APPROVAL ASSURED. As of the Record Date, Purchaser, directly or indirectly, owned approximately 84% of the Shares. Therefore, Purchaser has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Special Meeting, regardless of the vote of any other shareholder. Purchaser will vote all Shares it beneficially owns in favor of the approval and adoption of the Merger Agreement and the Merger. As a result, the Merger Agreement and the Merger will be approved and adopted at the Special Meeting even if no shareholder other than Purchaser votes in favor of these proposals.

                                   THE MERGER

     On July 27, 1999, the Company, Purchaser and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, Purchaser commenced the Offer to purchase all outstanding Shares at a price of $12.75 per Share, net to the seller in cash (the "Offer Price"). The Offer expired at 12:00 midnight, New York City time, on September 8, 1999, and Purchaser accepted for payment 4,414,409 Shares tendered in the Offer. The Merger Agreement provides that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the conditions to the Merger, Merger Sub shall, in accordance with the DGCL, be merged into the Company, whereupon the separate existence of the Merger Sub shall cease, and the Company shall continue as the Surviving Corporation. Pursuant to the Merger, each Share outstanding immediately prior to the Effective Time of the Merger (other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Purchaser, Merger Sub, or any other subsidiary of Purchaser, if any, (iii) the Shares retained by members of the Management Group and certain of the Company's shareholders as set forth on
Schedule 2.8 to the Merger Agreement (the "Retained Shares"), and (iv) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the DGCL)) will be canceled and converted automatically into the right to receive $12.75 in cash, without interest (the "Merger Consideration")). The Merger Agreement is more fully described in "The Merger Agreement." DICOM, Private Equity Partners, GSL and the Management Group are referred to herein as the "Equity Investors."

BACKGROUND OF THE MERGER.

     In 1992, DICOM and the Company established a commercial relationship involving DICOM'S distribution of the Company's products in Europe. DICOM has since become the Company's second largest distributor in Europe and its largest distributor in South East Asia.

     In June 1998, Dr. Otto Schmid, Chairman and Chief Executive Officer of DICOM, and Dominique Vinay, Chief Executive Officer of Quadratec SA ("Quadratec"), a French software manufacturer in which DICOM had a 6.4% equity stake, met with David S. Silver, President and Chief Executive Officer of the Company, Ronald J. Fikert, Vice President of Finance of the Company, Richard Murphy, Vice President of Sales of the Company and Kevin Drum, Vice President of Marketing of the Company, at the Company's headquarters in Irvine, California. DICOM, the Company and Quadratec decided not to pursue a transaction involving all three of the companies and no further discussions were held.

     In March 1999, Dr. Schmid, Arnold von Buren, Deputy Chief Executive of DICOM, and Christoph Loslein, Executive Director of DICOM, concluded that DICOM's goal of developing the global market for data and document capture might be served by a business combination involving DICOM and the Company.

     In an e-mail message subsequently sent to Mr. Silver, Dr. Schmid requested the opportunity to present DICOM's ideas with respect to a possible merger of the two companies to the Company's management. The Company agreed to such a presentation, and April 19, 1999 was fixed as the date that DICOM's presentation should take place.

     On April 19, 1999, at the Company's headquarters, Dr. Schmid and Mr. von Buren met with Messrs. Silver, Fikert, Murphy and Drum and proposed a merger of DICOM and the Company.

     On May 1, 1999, at a hotel in Rome, Mr. Drum presented an overview of the Company and its product lines at DICOM's annual country manager meeting. In a separate meeting, Dr. Schmid and Mr. Drum discussed possible merits of the proposed merger.

     On May 6, 1999, at the offices of Dresdner Kleinwort Benson ("DrKB") in New York City, Dr. Schmid and Mr. von Buren met Dresdner Kleinwort Benson Corporate Finance ("DrKB Corporate Finance"), Adam Lichtenstein of Private Equity Partners and Dresdner Bank AG -- Global Finance ("DrKB Global Finance"), to discuss structuring and financing alternatives to the proposed transaction.

     Mr. Simon Littlewood, an independent financial consultant, was appointed by DICOM to act as a project leader on behalf of DICOM.

     On May 7 and May 8, 1999 at a hotel in New York City, Dr. Schmid, Mr. von Buren and Olle Nilsson, a country manager of one of DICOM's subsidiaries, met with Messrs. Silver, Murphy and Drum and to discuss the proposed merger. The participants addressed the long-term goals, future growth and earnings potential, core competencies, geographical coverage, management strengths and weaknesses of the Company and DICOM. An outline for a business plan (an overall mission and strategy statement with a description of possible acquisition and divestiture candidates) for the merged companies was drafted. Both DICOM and the Company believed the proposed combination had merit and decided to pursue a transaction.

     During the meetings on May 7 and May 8, DICOM suggested that it would be willing to pay a price of around $12.00 per Share for the Company. The Company proposed a price of $13.00 per Share. The participants agreed the Company would consider the discussions over the next several days and the Company's management would inform its board of directors about the results of the meetings that took place on May 7 and May 8.

     In an e-mail message dated May 15, 1999, Mr. Silver indicated that the Company remained interested in a possible transaction. The Company and DICOM agreed that meetings should take place on May 18 through May 20 to further develop the strategic benefits of the proposed combination. On May 18-20, 1999, at the offices of Stradling Yocca Carlson & Rauth, the Company's legal counsel, in Newport Beach, California, Mr. von Buren and Mr. Loslein met with Messrs. Murphy and Drum for such purposes.

     On May 18, 1999, at the offices of Kirkland & Ellis in New York City, Mr. Littlewood met with Private Equity Partners, DrKB Global Finance, DrKB Corporate Finance and attorneys from Kirkland & Ellis to discuss structural alternatives for the proposed transaction. One such structure included a private equity investment from Private Equity Partners whereby DICOM would be given a call option to acquire within 18 months Private Equity Partners' interest in the Company.

     On June 2, 1999, at DrKB's offices in Frankfurt, Germany, Dr. Schmid, Mr. Loslein and John Incledon, a Non-Executive Director of DICOM, met with representatives of DrKB Corporate Finance from New York and Frankfurt to discuss structural alternatives for the transaction and a potential equity offering of DICOM shares on the Neuer Markt of the Frankfurt Stock Exchange. If successful, DICOM would use the proceeds from such an offering to exercise its call option, among other things.

     On June 2, 1999, Mr. Silver provided information to the Company's Board of Directors relating to the merger opportunity and, during a conference call on June 3, 1999, the Board approved moving forward with the proposed transactions.

     On June 3, 1999, at DrKB's offices in Frankfurt, Germany, Dr. Schmid, Mr. Loslein and Mr. Incledon met with Messrs. Silver, Drum and Murphy and representatives of DrKB Corporate Finance from New York and Frankfurt to share conclusions about structural alternatives for the transaction and a potential equity offering of DICOM shares on the Neuer Markt of the Frankfurt Stock Exchange. One of the transaction structures presented included the transaction described herein. The Company's management offered an expression of interest in participating with the Equity Investors on an economic basis in the post-merger company.

     On June 4, 1999, at DICOM's offices in Rotkreuz, Switzerland, the DICOM Board agreed that a potential combination of the businesses of DICOM and the Company presented possible synergies. The DICOM Board (i) decided that the most efficient way to structure the proposed transaction would include a private equity investment in the Company; (ii) determined that DICOM should partner with DrKB and its affiliates to

     (a) assist and advise DICOM on the transaction,

     (b) provide, along side DICOM, equity financing for the Purchaser and

     (c) provide debt financing for the Purchaser;

and (iii) authorized further discussion and negotiation with all parties involved.

     On June 17, 1999, at DrKB's offices in New York City, Messrs. von Buren and Littlewood met with DrKB Corporate Finance and Alexander Coleman and Mr. Lichtenstein of Private Equity Partners to finalize structure and financing for the proposed transaction.

     On June 18, 1999, at DrKB's offices in New York City, Messrs. Silver and Fikert presented an overview of the Company and Mr. von Buren presented the business plan of the combined companies to Mr. Littlewood, Private Equity Partners, DrKB Global Finance and DrKB Corporate Finance.

     On June 29, 1999 at the Company's headquarters in Irvine, California, Dr. Schmid engaged in several individual discussions with members of the Company's management team about their future role in a combined company. In addition, the Company, DICOM and Private Equity Partners entered into a non-binding letter of intent outlining the general terms and conditions of a proposed transaction and confidentiality agreements. The letter of intent outlined the terms and conditions on which DICOM, through a newly-formed entity, would consider sponsoring the acquisition of all of the Shares at a purchase price of $12.75 per Share, the terms on which the new company would obtain financing for the transaction and restrictions on the Company's ability to initiate or negotiate any other acquisition proposal unless the failure to do so might cause the members of the board to breach their fiduciary duties under applicable law. The letter of intent and confidentiality agreements were presented to and, after discussion, approved by the Company's Board at a special meeting held on June 29, 1999.

     During the period from June 30, 1999 to July 27, 1999, DICOM, Private Equity Partners and DrKB Global Finance, with assistance from DrKB Corporate Finance, Kirkland & Ellis and Arthur Andersen LLP, performed customary due diligence, including meetings and discussions with the Company.

     On July 14, 1999, the Purchaser's legal counsel delivered a draft of the Merger Agreement to the Company's counsel. During the period from July 14, 1999 to July 21, 1999, representatives for the Purchaser and the Company, and their legal counsel, continued negotiations regarding the terms and conditions of the Offer and the Merger. During such time, representatives of the Company also discussed certain financial terms of the Offer and the Merger with the Financial Advisor.

     On July 19, Private Equity Partners met with its internal Commitment Committee and received approval, subject to satisfactory resolution of the terms and conditions of the Offer and Merger to commit equity financing in Purchaser of up to $16 million.

     At a meeting of the Company Board on July 21, 1999, the Company Board reviewed the Merger Agreement and the terms and conditions of the Offer and the Merger. During this meeting, the Company Board reviewed certain financial terms of the Offer and the Merger with the Company's Financial Advisor and reviewed the Merger Agreement and legal aspects of the proposed transactions with the Company's counsel. During the meeting, the Company Board expressed its satisfaction with the proposed transaction, subject to the resolution of certain issues to the Company Board's satisfaction and, at the conclusion of the meeting, the Company Board requested additional information from management concerning the nature of financing commitments received by Purchaser and the termination fee and expense provisions of the Merger Agreement. From the afternoon of July 21, 1999 to July 26, 1999, legal counsel for the parties continued negotiations concerning those issues and other provisions of the Merger Agreement.

     On July 22, 1999, after the Company Board reviewed the terms of the Merger Agreement and outlined the remaining issues to be negotiated, legal counsel for the Purchaser provided the Management Group with drafts of various documents relating to their equity participation in the Purchaser. From July 23, 1999 to July 26, 1999, members of the Management Group negotiated the terms of their agreements with Purchaser.

     On July 26, 1999, the Company Board met by conference call to discuss the resolution of the final issues (the "Board Meeting") and the final forms of the Merger Agreement and the Voting Agreement were presented to, and after discussion were approved by, the Company Board. Separately, the DICOM Board met by conference call to discuss the resolution of the final issues and final forms of the Merger Agreement and the Voting Agreement and the DICOM Board approved such agreements and transactions contemplated thereby. In addition, Private Equity Partners was satisfied with the resolution of the final issues and final forms of the agreements contemplated therein. Finally, the respective boards of directors of Purchaser and Merger Sub met by conference call to discuss the final issues and final forms of the Merger Agreement and the Voting Agreement and approved such agreements and the transactions contemplated therein.

     During the evening of July 26, 1999 and through late afternoon on July 27, 1999, members of the Management Group continued negotiations relating to the forms of their management agreements with representatives of the Purchaser, after which the Management Group entered into a commitment letter to exchange the Retained Shares for shares of capital stock of the Purchaser and to enter into agreements in substantially the forms negotiated with Purchaser.

     The Merger Agreement was executed and delivered at approximately 8:30 p.m., Pacific Time on July 27, 1999. The Equity Investors issued a press release on behalf of Purchaser before the opening of U.S. stock markets on July 28, 1999 announcing the Merger Agreement. The Company issued a press release on July 28, 1999 announcing the Merger Agreement. On August 3, 1999, Purchaser commenced the Offer.

     On August 2, 1999, the Purchaser and Merger Sub, after their respective boards of directors approved and authorized such assignment and assumption, agreed to assign to Purchaser all rights granted to Merger Sub under the Merger Agreement with respect to the right to offer to purchase and the right to purchase the Company's Shares in the Offer.

     On August 3, 1999, Purchaser commenced the Offer, which expired at 12:00 midnight, New York City time, on September 8, 1999. On September 9, 1999, Purchaser announced that it had accepted for payment and would promptly pay for all Shares validly tendered pursuant to the Offer. Purchaser has subsequently paid for such Shares.

RECOMMENDATION OF THE COMPANY BOARD.

     In reaching its determination referred to above the Company Board considered a number of factors, including the following:

          (i) the terms and conditions of the Offer and the proposed Merger Agreement, including the amount and form of consideration being offered to the Company's stockholders;

          (ii) the $12.75 per Share tender offer price represents a premium of approximately 31% over the closing sale price per share on the NASDAQ National Market ("Nasdaq") on July 23, 1999, the last trading day prior to the Board Meeting;

          (iii) historical market prices and trading volume of the Shares, including that the trading price of the Shares has not traded above the $12.75 per Share tender offer price since the Shares have become publicly traded, and historical and projected earnings;

          (iv) market prices and financial data related to companies engaged in similar businesses to the Company and prices and premiums paid in recent acquisitions (both friendly and hostile) of other similar companies;

          (v) the Company's historical and recent operating results, its financial condition, its borrowing and financing capacity and the Company Board's and management's evaluation of the Company's properties, assets and prospects;

          (vi) the absence of any term or condition which in the Company Board's view was unduly onerous or could materially impair the consummation of the Offer or the Merger;

          (vii) the ability of the Purchaser to complete the Offer and the Merger in a timely manner;

          (viii) the fact that the Merger Agreement, if approved and executed, would not preclude the Company from (A) providing information (subject to a confidentiality agreement) to, or participating in discussions and negotiating with, a person from whom the Company Board receives a bona fide unsolicited takeover proposal if the Company Board determines in good faith (after consulting and receiving advice from the Company's independent financial advisor and independent legal counsel) that such proposal is more favorable from a financial point of view to holders of Shares and the Company Board determines in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable law (provided that no such proposal shall be deemed superior if any financing required is not committed and such commitment is not likely to be obtained within a reasonable period of time, or (B) after providing information to and negotiating with such party, terminating the Merger Agreement (subject to payment of a $1,500,000 termination fee and reimbursement of expenses of up to $1,750,000, to Purchaser);

          (ix) the Company Board's view of the number of possible third parties who would be likely to have an interest in acquiring the Company and the likelihood that such parties would approach the Company in the event they were to have such interest;

          (x) the provision of the Merger Agreement which provides that the Company would be entitled to reimbursement from Purchaser or DICOM of the Company's documented reasonable expenses of up to $400,000 if the Purchaser terminates the Merger Agreement as a result of the failure of the financing condition or if the Company terminates the Merger Agreement prior to the purchase of Shares pursuant to the Offer upon a breach of the Merger Agreement by Purchaser or Merger Sub;

          (xi) the provision of the Merger Agreement which provides that Purchaser could under certain circumstances be entitled to a termination fee of $1,500,000 and to reimbursement of certain expenses of up to $1,750,000 in the event of any third party business combination occurring within 270 days after the termination of the Merger Agreement;

          (xii) the fact that the obligation of Purchaser to consummate the Offer is subject to receipt of financing and to the tender of at least more than 50% of the then outstanding Shares (on a fully-diluted basis) pursuant to the Offer (which cannot be waived without the consent of the Company);

          (xiii) the nature of the financing commitments received by or for Purchaser and Merger Sub with respect to the Offer and the Merger, including the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments;

          (xiv) the possible conflict of interest of certain executive officers of the Company, who are also directors of the Company, with respect to the Offer and the Merger because of their expected participation (including possibly as investors) in the Company following such transactions; and

          (xv) the opinion of C.E. Unterberg, Towbin, after reviewing with the Company Board many of the factors referred to above and other financial criteria used to evaluate acquisition proposals, that the $12.75 per Share to be paid for each Share in the Offer and the Merger is fair from a financial point of view to the stockholders of the Company, which opinion
     C. E. Unterberg, Towbin confirmed in a written opinion dated July 27, 1999.

     The Company Board considered the factors listed in (i) through (x), (xiii) and (xv) to be generally favorable, and the factors listed in (xi), (xii) and
(xiv) to be generally unfavorable to its determination to recommend that stockholders tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. In view of the variety and nature of the factors considered by the Company Board, the Company Board did not find it practicable to assign relative weights to the specific factors considered in reaching its determination. Rather, the Company Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Company Board assigned different weights to the various factors described above. Because of the engagement of Unterberg, the fact that the Company Board was comprised of a majority of persons not interested in the Offer and the Merger, and the fact that the disinterested members of the Company Board were aware of the interests of certain members of management in the proposed transaction, the Company Board believes that the Offer and the Merger are procedurally fair despite the absence of procedural safeguards such as the appointment of a special committee or retention of an unaffiliated representative to negotiate the terms of the Merger Agreement on behalf of the public stockholders.

     The purpose of the Offer and the Merger is for Purchaser to acquire ownership of all of the outstanding shares of the Company in a transaction that maximizes the long-term value of the Company's stock. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Purchaser. Prior to reaching its decision to pursue a two-step acquisition of the Company, consisting of the Offer first and the Merger second, the Company Board considered a one-step merger transaction with the Purchaser. The primary benefit of the two-step structure is the potential to consummate the acquisition of the Company in a short time period at potentially less costs than a one-step merger transaction. The Company Board also considered other strategic alternatives, such as transactions with other acquisition candidates, restructuring the Company and continuing existing operations and ownership structure, none of which was more beneficial to the stockholders of the Company, in the Company Board's determination, than the Offer and the Merger.

OPINION OF THE FINANCIAL ADVISOR.

     On July 21, 1999, the Financial Advisor discussed and reviewed at a meeting of the Company's Board of Directors its opinion to the effect that, based upon and subject to the considerations described in such opinion, as of the date thereof, the $12.75 cash per share consideration to be received by the holders of the Company's Common Stock in the Offer and Merger is fair to such holders from a financial point of view. This opinion was delivered orally at the July 21, 1999 meeting of the Company Board and confirmed in writing on July 27, 1999. The Financial Advisor does not have any obligation to confirm or update its opinion.

     The Financial Advisor, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Financial Advisor was selected by the Company to deliver a fairness opinion on this transaction based on the Financial Advisor's experience as a financial advisor in mergers and acquisitions as well as the Financial Advisor's investment banking relationship and familiarity with the Company. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description.

     In rendering its opinion, the Financial Advisor did not make or seek to obtain appraisals of the Company's assets in connection with its analyses of the Offer. In addition, the Financial Advisor was not requested to and did not solicit third parties who might be interested in acquiring all or any part of the Company in connection with its investigation. In its analyses, the Financial Advisor made some assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any such estimate is not necessarily indicative of actual values, which may be more or less favorable than as set forth therein. Estimates of company values do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company nor the Financial Advisor assumes responsibility for their accuracy. In rendering its opinion, the Financial Advisor, among other things: (a) reviewed a draft of the Merger Agreement; (b) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements of the Company for the fiscal years ended June 30, 1996, 1997 and 1998, unaudited interim financial statements of the Company for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999, and unaudited financial statements of the Company for the fiscal year ended June 30, 1999; (c) held discussions with representatives of Purchaser to determine its ability to secure financing necessary to effect the Offer and the Merger; (d) reviewed certain internal financial and operating information relating to the Company (including financial projections) prepared by management of the Company;
(e) held discussions with certain members of the Company's senior management concerning the Company's past and current operations, financial condition and business prospects and the potential financial effect of the transactions contemplated by the Merger Agreement if the Offer and the Merger were consummated; (f) reviewed a comparison of operating results and other financial information of the Company with other companies that the Financial Advisor deemed appropriate; (g) reviewed the historical market prices and reported trading activity of the Company's Common Stock; (h) compared the financial terms of the Offer and the Merger and the premium paid over the Company's current, historical and average stock price with the financial terms and premiums paid in certain other merger, acquisition and business combination transactions which the Financial Advisor deemed appropriate; (i) considered such other information, financial studies and analyses as the Financial Advisor deemed relevant; and (j) performed such analyses, studies and investigations as the Financial Advisor deemed relevant. In arriving at its fairness opinion, the Financial Advisor did not ascribe a specific range of value to the Company or the Shares, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's Common Stock in the Offer and the Merger on the basis of the financial and comparative analyses described below.

     In rendering its opinion to the Company Board, the Financial Advisor performed and presented certain financial and comparative analyses, with such other factors as it deemed relevant, including, among other things:

          (i) Market Trading Analyses. The Financial Advisor summarized their analysis of recent trends in the prices and trading volume of the Shares, including data with respect to (a) relative price performance of the Company's stock from October 13, 1997 (the date of the Company's initial public offering) to July 20, 1999 (the day before delivery of the fairness opinion to the Company Board), compared to the average daily value of the NASDAQ Composite Index, the Standard & Poor's 500 Industrial Index and an imaging industry index during the same period and (b) the volume of Shares traded in ranges between $5.00 and $11.99 during the same period. The Financial Advisor concluded that (a) the Shares had never traded above $11.75, (b) that, while the trading prices of the Shares has outperformed the Company's industry group average, the trading prices of the Shares since July 1998 have generally lagged behind the average growth in the NASDAQ Composite Index and the Standard & Poor's 500 Industrial Index, and (c) $12.75 per Share represented a 34.2% premium over the closing sales price of the Shares on NASDAQ on July 20, 1999, the last trading day prior to the Company Board's July 21, 1999 meeting, a premium of 32.5% over the closing sales price of the Shares on NASDAQ one week prior to July 21, 1999, a premium of 37.8% over the closing sales price of the Shares on NASDAQ 30 trading days prior to July 21, 1999, a premium of 33.3% over the closing sales price of the Shares on NASDAQ 90 trading days prior to July 21, 1999, a premium of 72.9% over the closing sales price of the Shares on NASDAQ one year prior to July 21, 1999, a premium of 34.8% over the average closing sales price of the Shares on NASDAQ for the 30 trading days prior to July 21, 1999, a premium of 39.3% over the average closing sales price of the Shares on NASDAQ for the 90 trading days prior to July 21, 1999, and a premium of 57.6% over the average closing sales price of the Shares on NASDAQ over year prior to July 21, 1999. The Financial Advisor regarded these conclusions as favorable to its opinion as to the fairness of the consideration to be received in the Offer and the Merger.

          (ii) Comparable Company Analysis. The Financial Advisor compared certain Company selected historical and projected operating information, stock market data and financial ratios to the selected historical and projected operating information, stock market data and financial ratios for a group of companies in the Company's industry group including Caere Corporation, Document Sciences Corporation, Document Technologies, Inc., Documentum, FileNET Corporation, Inc., Input Software, Inc., LanVision Systems, Inc., Optika Imaging Systems, Inc., ScanSoft, Inc. and Xionics. The Financial Advisor performed this analysis to determine if the Company's stock price and financial performance was consistent with the comparable industry group. Such data and ratios include multiples of net market value (defined as market value of equity adjusted by adding debt and subtracting cash and short-term investments) to historical and projected revenues, multiples of market value to historical and projected earnings per share and multiples of market value to book value. An analysis of the multiples of net market value to the last twelve months of revenue yielded a range of multiples from 0.6 times to 1.5 times revenues with a median multiples of
     1.2 times revenues, compared to a multiple of 1.3 times for the Company in this transaction. An analysis of the multiples of net market value to the projected calendar year 1999 revenues yielded a range of multiples from 0.5 times to 5.2 times revenues with a median multiple of 1.1 times revenues, compared to a multiple of 1.2 times for the Company in this transaction. An analysis of the multiples of current stock price to the last twelve months of earnings per share yielded a range of multiples from 11.9 times to 238.0 times earnings with a median multiple of 20.7 times earnings, compared to a multiple of 14.7 times for the Company in this transaction. An analysis of the multiples of current stock price to projected calendar 1999 earnings per share yielded a range of multiples from 11.0 times to 34.1 times earnings with a median multiple of 20.7 times earnings, compared to a multiple of 13.9 times for the Company in this transaction. An analysis of the multiples of market value to book value yielded a ratio of multiples from 1.2 times to 4.4 times book value with a median multiple of 2.6 times book value, compared to a multiple of 2.4 times book value for the Company in this transaction. The Financial Advisor indicated that the multiples calculated for the Company based on the financial terms of the Merger were higher than the median of comparable multiples for net market value to last twelve months of revenues, higher than the median of comparable multiples for net market value to projected calendar year 1999 revenues, within the range of comparable multiples for market value to book value, within the range of comparable multiples for stock price to last twelve months of earnings per share and within the range of comparable multiples for stock price to projected calendar 1999 earnings per share. The Financial Advisor determined that the Company's stock performance was consistent with its operating results. The Financial Advisor regarded the conclusions with respect to the comparison of the Company with the companies in the comparable group as favorable to its fairness opinion with respect the financial consideration to be received in the Offer and the Merger.

          (iii) Comparable Transaction Analysis. The Financial Advisor reviewed certain mergers and acquisitions involving technology companies. In examining these transactions, the Financial Advisor analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included net transaction value (defined as transaction value adjusted by adding debt and subtracting cash and short-term investments) to the last twelve months of revenue and operating income as well as the multiples of transaction value to the last twelve months of net income and book value. This analysis included 54 comparable transactions that occurred from March 18, 1991 to June 30, 1999 or were pending during such period. Such transactions included ScanSoft's acquisition of a portion of MetaCreations, Hummingbird's acquisition of PC DOCS, Documentum's acquisition of Relevance Technologies and Scan-Optics' acquisition of Southern Computer Services. In certain cases, complete financial data was not publicly available for these transactions and only partial information was used in such instances. An analysis of the multiples of net transaction value to the last twelve months of revenue yielded a range of multiples from 0.1 times to 22.0 times revenues with a median of multiple 1.7 times revenues for all cash transactions, compared to a multiple of 1.3 times revenues for the Company in this transaction. An analysis of the multiples of market value to book value yielded a range of multiples from negative 12.3 times to 12.0 time book value with a median multiple of 2.0 times book value for all cash transactions, compared to a multiple of 2.4 times for the Company in this transaction. The Financial Advisor indicated that the multiples calculated for the Company, based on the financial terms of the Merger, were within the range for multiples for revenues of comparable transactions analyzed and above the median for multiples of book value.

          (iv) Acquisition Premium Analysis. The Financial Advisor also reviewed the premiums paid for certain merger and acquisition transactions involving selected technology companies. The Financial Advisor's analysis indicated that the percentage premium of offer prices to trading prices on the date prior to the announcement date for all cash transactions ranged from a discount of 11.1% to a premium of 102.6%, with a median of a premium of 16.0%. The percentage premium of offer prices to trading prices 30 days prior to the announcement from a discount of 55.2% to a premium of 61.7%, with a median premium of 26.1%. The Offer represented a 34.2% premium to the Company's closing stock price on the day prior to the presentation to the Company Board, a higher premium than the median premium of comparable transactions. In addition, the Financial Advisor indicated that the Offer for the Company's Common Stock represented a 34.2% premium over the closing stock price of Company's Common Stock one day prior to the date of the Board Meeting and a 37.8% premium over the Company's Common Stock price 30 days prior to the date of the Board Meeting.

     With respect to the financial projections supplied to it by the Company, the Financial Advisor assumed that such projections were reasonably prepared and that they reflected the most accurate currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company. In these analyses that are based on certain financial projections prepared by the Company's management or in the hypothetical scenarios incorporating such projections set forth therein, including, without limitation, the analyses of certain Operating Data, Performance Data and Selected Market Data, the Financial Advisor relied upon such financial projections without independent verification.

     A copy of the Financial Advisor's written presentation to the Company Board was filed as an exhibit to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by the Company and the Purchaser (the "Schedule 13E-3") with the Commission. Copies thereof will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or such stockholder's representative who has been so designated in writing, and may be inspected and copied, and obtained by mail, in the manner specified in the Offer. The summary set forth above does not purport to be a complete description of the Financial Advisor's written analyses set forth as exhibits to the Schedule 13E-3 or the Financial Advisor's oral presentation to the Company Board.

PROCEDURES FOR EXCHANGE OF CERTIFICATES.

     Purchaser will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Purchaser will send, or will cause the Exchange

Agent to send, to each holder of Shares (other than Purchaser and its subsidiaries) at the Effective Time a letter of transmittal and related instruments for use in such exchange. Stockholders should not return Share certificates until they receive a letter of transmittal.

     Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a certificate representing such Shares, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such certificate. Until so surrendered, each such certificate will represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest thereon.

     After the Effective Time, there will be no further registration of transfers of Shares. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in the Merger Agreement. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, it will be a condition to such payment that the certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pays to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of Shares six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration prior to that time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. Notwithstanding the foregoing, neither Purchaser nor the Company will not be liable to any holder of a certificate formerly representing Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Shares represented by such certificate, as contemplated by the Merger Agreement.

APPRAISAL RIGHTS.

     Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     A record holder of Shares who makes the demand described below with respect to such Shares, who does not vote in favor of the Merger, and who otherwise complies with the statutory requirements of Section 262, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of common stock.

     Under Section 262, where a merger is submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each stockholder entitled to appraisal rights of the Merger that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262. This Information Statement constitutes such notice.

     Holders of Shares who desire to exercise their appraisal rights must deliver a written demand for appraisal to us before the taking of the vote on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the common stock.

     A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Shares.

     Within 120 days after the Effective Time, either we or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on us in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. We have no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Shares who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares not voting in favor of the Merger and with respect to which demands for appraisal were received by us and the number of holders of such Shares. Such statement must be mailed within 10 days after we have received the written request therefor.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     No representation is made as to the outcome of the appraisal of fair value as determined by the Court. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the merger.

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     Any holder of Shares who has duly demanded appraisal in compliance with
Section 262 will not be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger (i.e., to retain their Shares); after this period, the stockholder may withdraw such demand for appraisal only with our consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of Shares will be entitled to retain their Shares pursuant to the terms of the merger agreement. Inasmuch as we have no obligation to file such a petition, and we have no present intention to do so, any holder of Shares who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to us a written withdrawal of his or her demand for appraisal, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require our written approval and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER.

     The Company Board did not consider it necessary to appoint a special committee or to retain an unaffiliated representative to negotiate the terms of the Merger Agreement on behalf of the unaffiliated holders of Shares for the following reasons: (i) the Company Board is comprised of a majority disinterested directors, (ii) the engagement of the Financial Advisor and (iii) the disinterested members of the Company Board were aware of the interests of the members of the Management Group in the proposed transactions when deciding to approve the transactions.

     VOTING AGREEMENT. Concurrently with the execution and delivery of the Merger Agreement, Purchaser and Merger Sub entered into a Voting Agreement (the "Voting Agreement") with each of Messrs. Silver, Hough, Fikert, Murphy and Drum and William Drobish, Alexander P. Cilento, B. Allen Lay, and Southern California Ventures (each, a "Stockholder," and collectively the "Stockholders"). The following is a summary of the Voting Agreement, which summary is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached as Annex E.

     The Voting Agreement provides that each Stockholder will validly tender the Shares set forth opposite such Stockholder's name on Exhibit A to the Voting Agreement (the "Subject Shares") in the Offer and will not withdraw any Shares so tendered. Each Stockholder also agrees to vote the Subject Shares (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any covenant, representation or warranty contained in the Merger Agreement or could reasonably be expected to impede, interfere with, delay or postpone or attempt to discourage the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. Each Stockholder has agreed not to purport to vote (or execute a consent with respect to) such Subject Shares (other than in accordance with the requirements of the Voting Agreement) or grant any proxy or power of attorney with respect to any Subject Shares, deposit any Subject Shares into a voting trust or enter into any agreement, arrangement or understanding with any person (other than the Voting Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Subject Shares, or agree to do any of the foregoing. The Voting Agreement also provides that no Stockholder shall sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms thereof and the Merger Agreement. The Voting Agreement shall terminate, and no party to the Voting Agreement shall have any rights or obligations thereunder and the Voting Agreement shall become null and void and have no further effect upon the earliest to occur of (x) the Effective Time or (y) termination of the Merger Agreement pursuant to Section 7.1 thereof.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Purchaser and Merger Sub have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or Bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     The Merger Agreement further provides that Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% with respect to such current insurance.

     In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Purchaser has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

     COMPANY STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, each outstanding, vested and exercisable option to purchase Shares (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees, shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Stock Option by (ii) the number of Shares underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase Shares (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by the Merger Agreement. Based on Merger Consideration of $12.75, the officers and directors of the Company will receive approximately $1,026,805 in the aggregate in respect of their Stock Options and, as of August 31, 1999, approximately $10,430 in the aggregate in respect of their rights under the 1997 Stock Plan. Messrs. Silver, Hough, Fikert, Murphy and Drum will receive $348,720, $116,240, $116,240, $116,240, and $141,865 respectively, and each of
Messrs. Cilento, Drobish, Lay and Mr. David Seigle will receive $34,063 in respect of their Stock Options. Calculated as of August 31, 1999, Mr. Fikert and Mr. Murphy will receive approximately $1,035, and $9,395 in respect of their rights under the 1997 Stock Option Plan.

ACCOUNTING TREATMENT.

     The acquisition of the public Shares in the Offer and the Merger will be treated as a "purchase" under generally accepted accounting principles.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. In the case of an individual holder of Shares, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the holder's holding period in such shares was more than one year at the Effective Time or at the time of consummation of the Offer. Any resulting capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

REGULATORY APPROVALS.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Because Purchaser already owns more than 50% of the equity of the Company, the Company believes that the HSR Act is not applicable to the Merger.

     The Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the Merger, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. Parent and the Company intend to take such action as such laws may require, but no assurance can be given that such approvals will be obtained.

If any action is taken prior to completion of the Merger by any such government or governmental authority, Parent and the Company may not be obligated to complete the Merger. See "The Merger Agreement -- Conditions to the Merger."

CERTAIN LITIGATION.

     VISIONSHAPE, INC. ANTITRUST LITIGATION. The Company was sued on September 26, 1997 in the Superior Court of Orange County, California, by VisionShape, Inc. ("VisionShape") alleging antitrust and other violations based upon an alleged tie between the Company's accelerator boards and software. This case was dismissed by the Superior Court on July 15, 1998 but VisionShape has appealed. The Company does not believe the claim to have any merit.

SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger, including the net payment to holders of in-the-money options, and to pay related fees and expenses, is estimated to be approximately $75 million.

     The Purchaser obtained the funds required to purchase the tendered shares (approximately $56.3 million for the 4,414,409 shares) through a combination of capital contributions made to Purchaser and borrowings. Capital contributions have been made, in cash, in the aggregate amount of $20.1 million from DICOM Holdings AG, Private Equity Partners and Green Shoots, Ltd. in exchange for shares of capital stock of the Purchaser. Purchaser obtained an additional $10.0 million from the issuance of $10.0 million aggregate principal amount of Purchaser's Senior Secured Subordinated Notes due September 2006 (the "Notes"). The Notes were purchased by Dresdner Bank AG, Hamburg Branch and Dresdner Bank AG, New York and Grand Cayman Branches (the "Note Purchasers") pursuant to a Note Purchase Agreement, dated as of September 10, 1999, between the Purchaser and the Note Purchasers.

     The remaining $26.2 million required to purchase the tendered shares was obtained by borrowings made pursuant to a Credit Agreement, dated as of September 10, 1999 (the "Credit Agreement") by and among Purchaser, Merger Sub, and Dresdner Bank AG, New York and Grand Cayman Branches, as Arranger, Syndication Agent, Collateral Agent and Administrative Agent. The Credit Agreement provides $50.0 million of senior secured credit facilities ("Senior Credit Facilities"), comprised of (a) a $23.0 million bridge loan facility, (b) a $22.0 million term loan facility and (c) a $5.0 million revolving credit facility. As of the date hereof, Dresdner Bank AG is the sole Lender party to the Credit Agreement and has committed to lend all $50.0 million of borrowings available under the Senior Credit Facility, of which a term loan of $22.0 million and a bridge loan of $6.0 million were made to Purchaser on September 10, 1999 to purchase and pay for the tendered shares and to pay fees and expenses relating to the Merger and related financings. The Company will use the balance of funds under the bridge loan facility, and borrowings under the revolving credit facility, if necessary, to pay the Merger Consideration and fees and expenses relating to the transactions.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A and the Amendment to the Merger Agreement, a copy of which is attached as Annex B. Such summary is qualified in its entirety by reference to the Merger Agreement and the Letter Agreement, dated as of August 2, 1999 (the "Letter Agreement") pursuant to which Merger Sub assigned to Purchaser, and Purchaser accepted all of Merger Sub's right, title and interest in and to all of the rights granted to Merger Sub under the Merger Agreement, with respect to the right to offer to purchase, and the right to purchase, the Company's shares in the Offer.

     THE OFFER. The Merger Agreement provided for the making of the Offer. The Offer expired at 12:00 midnight, New York City time, on September 8, 1999, and Purchaser subsequently purchased all of the 4,414,409 Shares tendered. As a result, Purchaser beneficially owns approximately 84% of the Shares as of the date of this Information Statement.

     COMPANY BOARD AND COMMITTEES. The Merger Agreement provides that promptly upon the payment by Purchaser for Shares pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors as provided in the Merger Agreement) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected. Following the election of Purchaser's designees and until the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Purchaser (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person.

     THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective upon the filing of the Merger Agreement and an agreement or certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and in accordance with applicable provisions of, the DGCL (including, if possible, the procedures permitted by Section 253 thereof) (the "Effective Time"). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.

     Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Purchaser, Merger Sub or any other subsidiary of Purchaser, if any, (iii) the Retained Shares, and
(iv) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the DGCL, will be canceled and converted automatically into the right to receive $12.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Each Share held by the Company as treasury stock or held by Purchaser, Merger Sub or any subsidiary of Purchaser, Merger Sub or the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto. Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in the Merger Agreement) and become (i) a number of fully paid and nonassessable shares of Class B Common Stock, par value $0.001 per share, of the Purchaser ("Purchaser Class B Common") equal to (x) 20% of the Offer Price divided by (y) $10.00 and (ii) a number of fully paid and non-assessable shares of Class A Common Stock par value $0.001 per share, of the Purchaser ("Purchaser Class A Common") equal to (x) 80% of the Offer Price divided by (y) $10.00, upon the surrender of the certificate previously representing such shares of Retained Shares.

     The Merger Agreement provides that the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and that the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the Certificate of Incorporation of the Company in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, and that the Bylaws of the Company will be the Bylaws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

     SHARES OF DISSENTING HOLDERS. The Merger Agreement provides that notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares with respect to which appraisal rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor or consents in writing to the Merger and who otherwise complies with the provisions of
Section 262 of the DGCL ("Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to the terms of the Merger Agreement, unless such holder fails to perfect, effectively withdraws or loses his or her right appraisal right under the provisions of Section 262 of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Offer Price.

     Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Purchaser, Merger Sub or any of Purchaser's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     EXCHANGE OF SHARE CERTIFICATES. The Merger Agreement provides that IBJ Whitehall Bank & Trust Company or another bank or trust company designated by Purchaser and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), and shall otherwise take all action necessary to provide the Exchange Agent on a timely basis, as and when needed after the Effective Time, funds necessary to provide for the payment for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Share Certificates") that were converted into the right to receive the Offer Price. The Merger Agreement provides that Purchaser will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration to be paid in respect of the Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Purchaser to holders of Shares entitled thereto. The amount deposited by Purchaser with the Exchange Agent shall not be used for any other purpose. Any and all amounts earned on such funds will be paid over to the Surviving Corporation.

     Pursuant to the Merger Agreement, as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Share Certificates formerly representing Shares converted into the right to receive the Merger Consideration pursuant to the Merger Agreement: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for a cash payment of the proper Merger Consideration. Upon surrender of a Share Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Share Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Share Certificate, which such holder has the right to receive, and the Share Certificate so surrendered shall forthwith be canceled provided, that any Share Certificate (or portion thereof) representing a Retained Share shall not be entitled to such cash amount, but a number of shares of Purchaser Class A Common and Purchaser Class B Common as set forth in the Merger Agreement. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Share Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Share Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares have been paid. Until surrendered and exchanged, each Share Certificate (other than Share Certificates representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Offer Price, multiplied by (B) the number of Shares represented by such Share Certificate. In the event that any Share Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration, provided, however, that Purchaser may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     The Merger Agreement further provides that the Merger Consideration paid upon the surrender for exchange of Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject formerly represented thereby. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged.

     Pursuant to the Merger Agreement, any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

     COMPANY STOCK OPTIONS; 1997 STOCK PLAN. The Merger Agreement provides that at the Effective Time, each outstanding, vested and exercisable option to purchase Shares (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such Stock Option by (ii) the number of Shares underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase Shares (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Plan) that are necessary to give effect to the transactions contemplated by the Merger Agreement.

     The Merger Agreement further provides that, unless terminated prior to the Effective Time in accordance with its terms, the Company's 1997 Employee Stock Purchase Plan (the "1997 Stock Plan") shall be terminated as of the Effective Time. Unless the 1997 Stock Plan is terminated prior to the Effective Time in accordance with its terms, the Company shall take such actions as are necessary or appropriate to cause the last day of the then current Offering Period (as such term is used in the 1997 Stock Plan) to be the last trading day on which the Shares are traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided, that such change shall be conditioned upon the consummation of the Merger. On the Final Company Exercise Date, and subject to the participants' right to receive invested cash as provided in the 1997 Stock Plan, the Company shall apply the funds credited as of such date under the 1997 Stock Plan within each participant's account to the purchase of whole Shares in accordance with the terms of the 1997 Stock Plan, it being agreed that the number of Shares so purchased shall not exceed the number of Shares issuable under the 1997 Stock Plan, as represented in
Section 3.2 of the Merger Agreement.

     CONDUCT OF BUSINESS PRIOR TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the Company Board has agreed not to permit the Company or its subsidiaries to conduct its business in any manner other than in the ordinary course of business and in a manner consistent with past practice. The Company has agreed that, among other things and subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, other than with Purchaser's or Merger Sub's prior written consent or as set forth in Schedule 5.1 of the Disclosure Schedule to the Merger Agreement, the Company and its subsidiaries shall not, voluntarily or involuntarily, take any of the following actions:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) amend or modify (except as required hereby) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any phantom stock or stock appreciation rights), except for the issuance or sale of shares of common stock pursuant to the exercise of Stock Options or under its 1997 Stock Plan;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock of its subsidiaries;

          (d) (i) incur or assume any indebtedness for borrowed money except for indebtedness not exceeding $100,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $100,000 in the aggregate,
     (iii) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (iv) pledge or otherwise encumber shares of capital stock of the Company's subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon except for liens securing indebtedness for borrowed money not exceeding $100,000 in the aggregate;

          (e) except as may be required by law or as contemplated by the Merger Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any material manner, or (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee or agent, or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iv) create, issue or increase any severance agreement or stay bonus with any officer, director or employee;

          (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or cash management practices used by it;

          (h) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

          (i) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company and its subsidiaries in the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports") or incurred in the ordinary course of business consistent with past practice;

          (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (k) above or any action which would cause or constitute a breach of any of the representations or warranties of the Company contained in the Merger Agreement.

     NO SOLICITATION. The Merger Agreement provides that the Company shall not, nor shall it permit any of the subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries to
(i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Purchaser, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its subsidiaries, including any single transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 20% or more of the equity interest in either the Company or any of its subsidiaries (a "Takeover Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal, approve or recommend or resolve to approve or recommend any Takeover Proposal or enter into any agreement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing sentence, prior to the expiration of the Offer, if the Company Board receives a bona fide Takeover Proposal by a Third Party that was not solicited or initiated, or encouraged or facilitated, directly or indirectly, by the Company, any of the subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries, the terms of which the Company Board determines in good faith (after consulting and receiving advice from the Company's independent financial advisor and independent legal counsel) are more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and other transactions contemplated by this Agreement (taking into account any adjustments to the terms and conditions proposed in writing by Purchaser within three (3) business days after Purchaser and Merger Sub receive notice of such Takeover Proposal) and taking into account any differences in the conditions set forth in the Superior Proposal, in the aggregate, from the conditions set forth herein (a "Superior Proposal"), then the Company may, in response to an unsolicited request therefor and subject to compliance with the Merger Agreement furnish information with respect to the Company and the subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement; provided, that the Company Board first determines in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law, and the Company shall not have violated any of the restrictions set forth in Section 5.2 of the Merger Agreement; provided, however, that any such Takeover Proposal shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated thereby is not committed on terms substantially similar to those obtained by or for the benefit of Purchaser or Merger Sub in connection with the Offer and the Merger and such commitment is not likely, in the reasonable judgment of the Company's Board (after consultation with its independent financial advisor), to be obtained by such third party within a reasonable period of time. The Company shall advise Purchaser orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company,
(ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry promptly following receipt of such Takeover Proposal or inquiry. The

Company will keep Purchaser duly informed of the status and details of any such Takeover Proposal or inquiry in a timely manner.

     ACCESS TO INFORMATION. The Merger Agreement provides that until the Effective Time, the Company will provide to Purchaser and Merger Sub and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Purchaser and Merger Sub to make such inspections as Purchaser and Merger Sub may reasonably require and will cause the officers of the Company and those of its subsidiaries to furnish Purchaser and Merger Sub with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser or Merger Sub may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, dated June 29, 1999, between the Company and DICOM, the provisions of which are incorporated by reference into the Merger Agreement.

     STOCKHOLDERS MEETING; PROXY STATEMENT. The Merger Agreement provides that, if a vote of the Company's shareholders is required by law, the Company will, as promptly as practicable following the acceptance for payment of Shares by Purchaser pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a special meeting of holders of Shares (the "Stockholders Meeting") to consider and vote upon the approval of the Merger, if such approval is required. The Company shall, as promptly as practicable, prepare and file with the Commission a preliminary proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall include the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to respond to any comments of the Commission and its staff and as promptly as practicable after responding to such comments to the satisfaction of the staff cause the Proxy Statement to be mailed to the shareholders of the Company. Notwithstanding the foregoing, if Purchaser, Merger Sub and/or any other subsidiary of Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Purchaser and Merger Sub agree to cause all Shares purchased pursuant to the Offer and all other Shares owned by Purchaser and Merger Sub or any subsidiary of Purchaser to be voted in favor of the Merger.

     ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions in the Merger Agreement, Purchaser, Merger Sub and the Company agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Schedule 14D-9, the Proxy Statement, any filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under material contracts; (c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated thereby. Subject to the terms and conditions of the Merger Agreement, Purchaser and Merger Sub agree to use (i) all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote, if any, with respect to the Merger and (ii) their respective best efforts to satisfy the conditions precedent set forth in the Commitment Letters (as defined in the Merger Agreement) (provided that nothing herein shall be deemed to be an obligation of Purchaser or Merger Sub to increase the Offer Price). In addition, Purchaser and Merger Sub will not consent or agree to any amendment, waiver, modification or early termination of the Commitment Letters in any manner adverse to Purchaser or Merger without the Company's prior written consent, which shall not be unreasonably withheld.

     CONSENTS. The Merger Agreement provides that Purchaser, Merger Sub and the Company each will use all commercially reasonable efforts to obtain consents of all third parties to material contracts and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Purchaser, Merger Sub and the Company, as the case may be, will consult with one another and seek one another's approval before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, including, without limitation, the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with The Nasdaq Stock Market, as determined by Purchaser, Merger Sub or the Company, as the case may be.

     TRANSACTION LITIGATION. The Merger Agreement provides that the Company shall give Purchaser and Merger Sub the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by Merger Agreement; provided, that no such settlement shall be agreed to without Purchaser's consent, which consent shall not be unreasonably withheld.

     DELISTING. The Merger Agreement provides that each of the parties hereto shall cooperate with each other in taking or causing to be taken, all actions necessary to delist all of the Company's securities from the Nasdaq National Market System and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Date.

     CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time: (a) if required by the DGCL, the Merger Agreement shall have been approved and adopted by the affirmative vote of the shareholders of the Company; (b) no federal, state or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law; (c) any waiting period applicable to the Merger and other transactions described in the recitals to the Merger Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated by the Merger Agreement (the absence of which would reasonably be expected to have a Company Material Adverse Effect) shall have been either filed or received; and (d) Purchaser shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to the Company's corporate organization and qualification, the Company's subsidiaries, capitalization, authority, filings with the Commission and other governmental authorities, material contracts, financial statements, the absence of certain changes or events concerning the Company's corporate organization and qualification, the absence of undisclosed liabilities, the truth of information supplied by the Company, litigation, labor matters, employee benefit matters and ERISA, taxes, compliance with applicable laws, environmental matters, real property, intellectual property, year 2000 compliance, insurance, suppliers and customers, restrictions on business activities, brokers, conduct of business, expenses, dividends, state takeover statutes, related party transactions and the opinion of the Financial Advisor.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Purchaser and Merger Sub have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or Bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DCGL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification

(subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

     The Merger Agreement further provides that Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% with respect to such current insurance.

     In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, Purchaser has agreed that it will make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with these terms.

     TERMINATION. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Purchaser, Merger Sub and the Company;

          (b) by Purchaser, Merger Sub or by the Company

             (i) if (x), the Offer shall have terminated or expired in accordance with its terms without Purchaser's having accepted for payment any Shares pursuant to the Offer or (y) the Offer shall not have been consummated prior to October 15, 1999; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party if it is in material breach of its obligation hereunder and such breach is the principal cause of, or resulted in, the failure of the Offer to have been consummated on or before such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause
        (ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

          (c) by Purchaser or Merger Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of the Offer Condition set forth in paragraph (b) of Annex A to the Merger Agreement and
     (ii) cannot be or has not been cured within 10 business days after the giving of written notice thereof to the Company by Purchaser or Merger Sub;

          (d) by Purchaser or Merger Sub prior to the purchase of Shares pursuant to the Offer if either Purchaser or Merger Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraphs (e) or (j) of Annex A to the Merger Agreement;

          (e) by the Company if the Company Board has received a Superior Proposal and the Company furnishes information with respect to the Company and the subsidiaries to, and participates in discussions and negotiations directly or through its representatives with a Third Party, subject to a confidentiality agreement, after the Company Board determined in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law; provided, that (i) the Company has complied with all provisions of Section 5.2 of the Merger Agreement, (ii) the Company may not terminate this Agreement pursuant to this clause (e) unless and until three (3) business days have elapsed following delivery to Purchaser of a written notice of such determination by the Company Board (which notice shall include the identity of the Third Party making such Superior Proposal and a copy of all documentation relating to such Superior Proposal), and (iii) the Company delivers payment to the Purchaser of the Termination Fee and the Expenses contemporaneously with such termination;

          (f) by the Company prior to the purchase of Shares pursuant to the Offer if (i) any of the representations or warranties of Purchaser or Merger Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Purchaser or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Purchaser or Merger Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 10 business days after the Company's giving of written notice to Purchaser or Merger Sub, as applicable.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions concerning fees and expenses (discussed below), public announcements, confidentiality the nonsurvival of most of the representations and warranties made in the Merger Agreement, assignment, validity, notices, governing law, construction and interpretation, parties in interest, severability, specific performance, counterparts and waiver of jury trial. Nothing shall relieve any party from liability for any breach of the Merger Agreement prior to such termination.

     FEES AND EXPENSES. As provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expense incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     The Company shall pay, or cause to be paid, by wire transfer of immediately available funds to Purchaser (i) the documented reasonable out-of-pocket fees and expenses incurred by or paid by or on behalf of Purchaser and its affiliates (including, but not limited to, DICOM and Private Equity Partners) in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Purchaser and its affiliates ("Purchaser Expenses") not to exceed $1,750,000 and, if applicable, (ii) $1,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if the Company terminates this Agreement under paragraph (e) above, the Company shall pay the Purchaser Expenses and the Termination Fee concurrently with such termination in accordance with paragraph (e) above;

          (ii) if Purchaser or Merger Sub terminates the Merger Agreement under paragraph (c) above or paragraph (d) above, (x) the Company shall pay the Purchaser Expenses upon demand, and (y) if concurrently with such termination or within 270 days thereafter (A) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party other than Purchaser or any of its affiliates (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses
     (1), (2) and (3), after the date hereof and prior to such termination, or
     (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon consummation of such Takeover Proposal or Superior Proposal; and

          (iii) notwithstanding clause (ii) above, if the Purchaser or Merger Sub terminates this Agreement under paragraph (c) above as a result of the Company's material breach of Section 5.2 of the Merger Agreement, the Company shall pay the Purchaser Expenses and the Termination Fee upon demand.

     In no event shall the Purchaser Expenses and the Termination Fee be payable by the Company more than once. Any such payments shall be made to the Purchaser by wire transfer of immediately available funds.

     In the event that the Company terminates this Agreement under paragraph (f) above or the Purchaser or Merger Sub terminates the Merger Agreement solely as a result of the failure of the condition set forth in paragraph (k) of Annex A to the Merger Agreement, Purchaser shall pay, or shall cause to be paid by wire transfer of immediately available funds to the Company the documented reasonable out-of-pocket fees and expenses incurred by or paid on behalf of the Company in connection with the offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, investment banking firms, accountants, experts and consultants to the Company (the "Company Expenses") not to exceed $400,000. The obligation of Purchaser to pay the Company Expenses pursuant to the Merger Agreement has been guaranteed by DICOM in its commitment letter to Purchaser.

     Each of the parties hereto acknowledge that all amounts payable under the fees and expenses provisions of the Merger Agreement shall constitute liquidated damages in lieu of any actual damages for termination of the Merger Agreement.

     AMENDMENT. Subject to applicable law, the Merger Agreement may be amended by the Company, Purchaser and Merger Sub by action taken by or on behalf of the respective board of directors of the Company, Purchaser and Merger Sub at any time prior to the Effective Time; provided, that after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company (if required by applicable law) no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon the consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     EXTENSION; WAIVER. The Merger Agreement provides that at any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (c) waive compliance by the other parties with any of the agreements or conditions contained therein which may be legally waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights shall not constitute a waiver of such rights.

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information as to beneficial ownership of Shares of each director and executive officer of the Company as of September 15, 1999. Pursuant to the Offer, each of these directors and executive officers tendered all of their Shares, other than the Retained Shares and those Shares beneficially owned as a result of certain stock options or as described in the notes to this table.

                                                                                      PERCENTAGE
                                                              BENEFICIAL OWNERSHIP     OF CLASS
NAME AND ADDRESS                                                  OF SHARES(1)           (%)
----------------                                              --------------------    ----------
David S. Silver(2)..........................................          99,216             1.9
  16245 Laguna Canyon Road
  Irvine, California 92618
Arnold von Buren............................................               0             0.0
  Business Building Forren West
  Grundstrasse 14
  CH-6343 Rotkreuz (Zug)
  Switzerland
Alexander P. Coleman........................................               0             0.0
  75 Wall Street, 24th Floor
  New York, New York 10005
Ronald J. Fikert(3).........................................          30,000               *
  16245 Laguna Canyon Road
  Irvine, California 92618
Richard M. Murphy(4)........................................          35,686               *
  16245 Laguna Canyon Road
  Irvine, California 92618
Kevin Drum(5)...............................................          30,343               *
  16245 Laguna Canyon Road
  Irvine, California 92618
Dean A. Hough(6)............................................          43,530               *
  16245 Laguna Canyon Road
  Irvine, California 92618
All directors and executive officers as a group (7
  persons)..................................................         238,775

---------------
 *  Less than 1%

(1) Shares beneficially owned include all stock options (including those that will become exercisable in connection with the Merger).

(2) Includes 60,000 Shares issuable upon the exercise of the stock options as described in footnote(1).

(3) Includes 20,000 Shares issuable upon the exercise of the stock options as described in footnote(1).

(4) Includes 20,000 Shares issuable upon the exercise of the stock options as described in footnote(1).

(5) Includes 22,500 Shares issuable upon the exercise of the stock options as described in footnote(1).

(6) Includes 20,000 Shares issuable upon the exercise of the stock options as described in footnote (1).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table furnishes information concerning all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of September 15, 1999.

                                                                     PERCENT
TITLE OF CLASS  NAME AND ADDRESS OF BENEFICIAL OWNER  SHARES OWNED   OF CLASS
--------------  ------------------------------------  ------------   --------
Common Stock     Imaging Components Corporation        4,414,409        84%
                        751 Wall Street
                 New York, New York 10005-2889

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the Commission. The information we incorporate by reference is an important part of this Information Statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     You may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

         Kofax Image Products, Inc.
         16245 Laguna Canyon Road
         Irvine, California 92618-3603
         Attention: Corporate Secretary
         Telephone: (949) 727-3144

     You should rely only on the information we have provided or incorporated by reference in this Information Statement or any supplement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This Information Statement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "estimates," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

     We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about the Company and the imaging, workflow and document management industry in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

                                          By Order of the Board of Directors,

                                          /s/ DAVID S. SILVER

                                          --------------------------------------
                                          David S. Silver
                                          Chief Executive Officer

Dated: September 24, 1999

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           KOFAX IMAGE PRODUCTS, INC.
                         IMAGING COMPONENTS CORPORATION
                                      AND
                        IMAGING ACQUISITION CORPORATION

                           DATED AS OF JULY 27, 1999

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE 1
THE OFFER..................................................................     1
  Section 1.1  The Offer...................................................     1
  Section 1.2  Company Action..............................................     3
  Section 1.3  Company Board and Committees; Section 14(f) of the Exchange      4
               Act.........................................................

ARTICLE 2
THE MERGER.................................................................     5
  Section 2.1  Merger......................................................     5
  Section 2.2  Effective Time..............................................     5
  Section 2.3  Closing of the Merger.......................................     5
  Section 2.4  Effects of the Merger.......................................     5
  Section 2.5  Certificate of Incorporation and Bylaws.....................     5
  Section 2.6  Directors...................................................     5
  Section 2.7  Officers....................................................     5
  Section 2.8  Conversion of Shares........................................     5
  Section 2.9  Shares of Dissenting Holders................................     6
  Section      Exchange of Certificates....................................     6
     2.10
  Section      Stock Options; 1997 Stock Plan..............................     7
     2.11
  Section      Additional Actions..........................................     8
     2.12
  Section      Withholding Taxes...........................................     8
     2.13

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................     9
  Section 3.1  Organization and Qualification; Subsidiaries................     9
  Section 3.2  Capitalization of the Company and its subsidiaries..........     9
  Section 3.3  Authority Relative to this Agreement; Consents and              10
               Approvals...................................................
  Section 3.4  SEC Reports; Financial Statements...........................    10
  Section 3.5  Information Supplied........................................    11
  Section 3.6  Consents and Approvals; No Violations.......................    11
  Section 3.7  Material Contracts..........................................    11
  Section 3.8  No Undisclosed Liabilities; Absence of Changes..............    12
  Section 3.9  Litigation..................................................    12
  Section      Compliance with Applicable Law..............................    12
     3.10
  Section      Employee Plans..............................................    13
     3.11
  Section      Environmental Laws and Regulations..........................    13
     3.12
  Section      Intellectual Property; Software.............................    15
     3.13
  Section      Certain Business Practices..................................    16
     3.14
  Section      Labor Matters...............................................    16
     3.15
  Section      Insurance...................................................    16
     3.16
  Section      Tax Matters.................................................    16
     3.17
  Section      Brokers.....................................................    17
     3.18
  Section      Real Estate.................................................    17
     3.19
  Section      Opinion of Financial Advisor................................    18
     3.20

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................    18
  Section 4.1  Organization................................................    18
  Section 4.2  Authority Relative to this Agreement........................    18
  Section 4.3  Information Supplied........................................    19
  Section 4.4  Consents and Approvals; No Violations.......................    19

                                                                             PAGE
                                                                             ----
  Section 4.5  No Prior Activities.........................................    19
  Section 4.6  Brokers.....................................................    19
  Section 4.7  Financing...................................................    20

ARTICLE 5
COVENANTS..................................................................    20
  Section 5.1  Conduct of Business of the Company..........................    20
  Section 5.2  No Solicitation.............................................    21
  Section 5.3  Access to Information.......................................    22
  Section 5.4  Shareholders Meeting; Proxy Statement.......................    22
  Section 5.5  Additional Agreements; Reasonable Efforts...................    23
  Section 5.6  Consents....................................................    23
  Section 5.7  Public Announcements........................................    23
  Section 5.8  Indemnification; Directors' and Officers' Insurance.........    23
  Section 5.9  Notification of Certain Matters.............................    24
  Section      SEC Filings.................................................    24
     5.10
  Section      Takeover Statutes...........................................    24
     5.11
  Section      Transaction Litigation......................................    24
     5.12
  Section      Delisting...................................................    24
     5.13

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER...................................    25
  Section 6.1  Stockholder Approval........................................    25
  Section 6.2  No Order....................................................    25
  Section 6.3  HSR Act.....................................................    25
  Section 6.4  Offer.......................................................    25

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER.............................................    25
  Section 7.1  Termination.................................................    25
  Section 7.2  Effect of Termination.......................................    26
  Section 7.3  Fees and Expenses...........................................    26
  Section 7.4  Amendment...................................................    27
  Section 7.5  Extension; Waiver...........................................    27

ARTICLE 8
MISCELLANEOUS..............................................................    28
  Section 8.1  Nonsurvival of Representations and Warranties...............    28
  Section 8.2  Entire Agreement; Assignment................................    28
  Section 8.3  Validity....................................................    28
  Section 8.4  Notices.....................................................    28
  Section 8.5  Governing Law...............................................    29
  Section 8.6  Construction; Interpretation................................    29
  Section 8.7  Parties in Interest.........................................    29
  Section 8.8  Severability................................................    29
  Section 8.9  Specific Performance........................................    29
  Section      Counterparts................................................    29
     8.10
  Section      Waiver of Jury Trial........................................    29
     8.11

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 27, 1999 is made by and among KOFAX IMAGE PRODUCTS, INC., a Delaware corporation (the "Company"), IMAGING COMPONENTS CORPORATION, a Delaware corporation ("Parent"), and IMAGING ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the Board of Directors of the Company (the "Company Board"), the Parent and Merger Sub has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer (as defined in the recitals) and the Merger (as defined in Section 2.1) is fair to, and in the best interests of, their respective shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by their respective shareholders;

     WHEREAS, in furtherance thereof, it is proposed that Parent and Merger Sub shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to acquire all of the outstanding shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), at a price equal to $12.75 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, subject to reduction for any applicable federal back-up withholding or stock transfer taxes payable by such seller, in accordance with the terms and subject to the conditions provided herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Merger Sub and certain holders of Shares (as defined in Section 2.8(a)) have entered into Voting Agreements (as amended, restated or modified from time to time, collectively, the "Voting Agreements") in the form attached as Exhibit A.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE 1

                                   THE OFFER

     SECTION 1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events or conditions set forth in Annex A (the "Offer Conditions", and each an "Offer Condition") shall have occurred and be existing, as promptly as practicable after, but in no event later than five (5) Business Days after, the public announcement of the execution of this Agreement by the parties hereto, Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of the Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer for all the outstanding Shares (as defined in Section 2.8) at the Per Share Amount. The obligation of Merger Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the Offer Conditions and to the further condition that a number of Shares which, together with Shares then owned directly or indirectly by Parent and Merger Sub, would, at the minimum, be more than fifty percent (50%) of the Common Stock then outstanding on a fully diluted basis (which, for purposes of this Agreement, assumes the full exercise and/or conversion of all options, warrants or other securities exchangeable for or convertible into Common Stock) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Parent and Merger Sub expressly reserve the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, that unless previously approved by the Company in writing, no change may be made that (i) decreases the Per Share Amount payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends any other term of the Offer (including the Offer Conditions) in a manner adverse to the holders of the Common Stock, (vi) extends the Offer except as provided in Section 1.1(b) (provided that the Offer may not, without the Company's consent, be extended beyond 60 days after the commencement of the Offer), or (vii) amends, or waives the satisfaction of, the Minimum Condition. It is agreed that the Offer Conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition (other than any action or inaction by Merger Sub or Parent which constitutes a breach of this Agreement) or may be waived by Merger Sub or Parent (other than the Minimum Condition) in whole or in part at any time and from time to time, in their respective sole discretion. The failure by Merger Sub or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer. "Business Day" means each Monday, Tuesday, Wednesday, Thursday, or Friday that banks located in New York, New York are not required or permitted by law to be closed.

     (b) So long as this Agreement has not been terminated in accordance with the terms hereof, and subject to the terms and conditions hereof, the Offer shall expire at midnight, Pacific Time, on the date that is twenty (20) Business Days after the Offer is commenced; provided, that (subject to the proviso in clause (vi) of Section 1.1(a)) without the consent of the Company or the Company Board, Merger Sub may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required for any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer, (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence if on such expiration date the Minimum Condition has been satisfied but the number of Shares validly tendered, together with Shares then owned directly or indirectly by Merger Sub, constitute at least seventy-five percent (75%) but less than ninety percent (90%) of all outstanding Shares, or
(iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 Business Days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i),
(ii) or (iii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall and Parent shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer as promptly as practicable after the expiration of the Offer.

     (c) On the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-l with respect to the Offer which will reflect the existence of this Agreement (together with any supplements or amendments thereto and any other related documents, including an offer to purchase and a related letter of transmittal and summary advertisement and, if required, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (collectively the "Offer Documents") and shall mail the Offer Documents to the Company's stockholders. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Merger Sub and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The

Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and all amendments and supplements thereto, in each case prior to their filing with the SEC or dissemination to stockholders of the Company, and the Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub shall provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, including a copy of any such comments that are made in writing.

     (d) The parties understand and agree that the Per Share Amount has been calculated based upon the accuracy of the representation and warranty set forth in Section 3.2(a) and that, in the event the number of outstanding Shares, capital stock or capital stock equivalents of the Company issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in Section 3.2(a) by more than 20,000 Shares (including without limitation as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into capital stock or capital stock equivalent of the Company, recapitalization, or other like change occurring after the date of this Agreement, but excluding any Shares issued pursuant to the 1997 Stock Plan (as defined in Section 2.11(d)) in accordance with, and subject to, Section 2.11(d)), the Per Share Amount shall be appropriately adjusted downward. The provisions of this Section 1.1(d) shall not, however, affect the representation set forth in Section 3.2(a).

     SECTION 1.2  Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 251 of the Delaware General Corporation Law (the "DGCL"), and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Merger Sub and approve and adopt this Agreement and the Merger. The Company consents to the inclusion of such recommendation and approval in the Offer Documents; provided, that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 5.2. The Company further represents and warrants that C.E. Unterberg, Towbin (the "Financial Advisor") has delivered to the Company Board its written opinion that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Schedule 14D-9 (as defined in Section 1.2(b)) and, if required, the Schedule 13E-3.

     (b) Contemporaneously with the commencement of the Offer as provided in
Section 1.1, the Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Offer Documents or the Schedule 14D-9. The Company, Parent and Merger Sub each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Merger Sub and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider such comments in good faith.

     (c) In connection with the Offer, the Company will cause its transfer agent to promptly furnish to Parent and Merger Sub mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their affiliates, associates, agents and advisors shall hold in confidence the information contained in any such labels, listings and files and use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver all copies of such information then in their possession and control.

     SECTION 1.3 Company Board and Committees; Section 14(F) of the Exchange
                 Act.

     (a) Promptly upon the payment by Merger Sub for Shares pursuant to the Offer and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully diluted basis, and the Company shall use its reasonable best efforts to, upon request by Merger Sub, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Company Board and to cause Merger Sub's designees to be so elected.

     (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all such information with respect to Merger Sub's designees).

     (c) Following the election of Merger Sub's designees pursuant to this Section and until the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of parent of Merger Sub, any waiver of any of the Company's rights hereunder, or any transaction between Parent (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Company's directors (or the concurrence of the sole remaining director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors designated by such persons or person (the "Continuing Directors"). The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with this Agreement. In addition, the Continuing Directors shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.1 Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

     SECTION 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.3) or as soon thereafter as is practicable, the parties shall cause an agreement or certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, in such form as required by, and in accordance with applicable provisions of, the DGCL (including, if possible, the procedures permitted by Section 253 thereof), at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 2.3 Closing of the Merger. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties.

     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 2.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 2.8  Conversion of Shares.

     (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares"), other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by Parent, Merger Sub, any other subsidiary of Parent or Merger Sub, if any, (iii) the Shares held by persons and entities as set forth on Schedule 2.8 hereto (collectively, the "Retained Shares"), and (iv) Dissenting Shares (as defined in Section 2.9(a)), (the Shares of subsection (i) through (iv), collectively the "Excluded Shares"), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and be converted into and shall become the right to receive a cash payment per Share, without interest, equal to the Per Share Amount (the "Merger Consideration") in accordance with the terms hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

     (c) At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

     (d) Each Retained Share issued and outstanding immediately prior to the Effective Time shall be exchanged for (as provided in and subject to the limitations set forth in this Article 2) and become (i) a number of fully paid and nonassessable shares of Class B Common Stock, par value $0.001 per share, of the Parent ("Parent Class B Common") equal to (x) 20% of the Per Share Amount divided by (y) $10.00 and (ii) a number of fully paid and non assessable shares of Class A Common Stock par value $0.001 per share, of the Parent ("Parent Class A Common") equal to (x) 80% of the Per Share Amount divided by (y) $10.00, upon the surrender of the certificate previously representing such shares of Retained Shares.

     SECTION 2.9  Shares of Dissenting Holders.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which appraisal rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of or consents in writing to the Merger and who otherwise complies with the provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 2.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her appraisal right under the provisions of Section 262 of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her appraisal rights under the DGCL, each Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 2.8(a).

     (b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or will be provided by Merger Sub, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     (c) The Company shall give Merger Sub prompt notice of any demands received by the Company for the payment of fair value for shares, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands.

     SECTION 2.10  Exchange of Certificates.

     (a) IBJ Whitehall Bank & Trust Company or another bank or trust company designated by Parent and reasonably acceptable to the Company shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of Shares for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to
Section 2.8(a), all in accordance with this Article 2. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, and shall otherwise take all action necessary to provide the Exchange Agent on a timely basis, as and when needed after the Effective Time, funds necessary to provide for the payment for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares (other than the Excluded Shares) to be paid pursuant to Section 2.8(a). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Parent to holders of Shares entitled thereto. The amount deposited by Parent with the Exchange Agent shall not be used for any other purpose. Any and all amounts earned on such funds paid over to the Surviving Corporation.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates formerly representing Shares converted into the right to receive the Merger

Consideration pursuant to Section 2.8(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration pursuant to Section 2.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Merger Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled; provided, that any Certificate (or portion thereof) representing Retained Share shall not be entitled to such cash amount, but a number of shares of Parent Class A Common and Parent Class B Common as set forth in Section 2.8(d). No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 2.10, each Certificate (other than Certificates representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by such Certificate, as contemplated by this Section 2.10.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the proper Merger Consideration as may be required pursuant to Section 2.8; provided, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     (d) The Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented thereby. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     (e) Any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

     (f) Notwithstanding Section 2.11(e), neither Parent nor the Company shall be liable to any holder of a Certificate formerly representing Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.11  Stock Options; 1997 Stock Plan.

     (a) At the Effective Time, each outstanding, vested and exercisable option to purchase shares of Common Stock (including those options that will become exercisable upon a change in control of the Company) (a "Stock Option" or collectively "Stock Options") issued pursuant to the Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, and the 1997 Stock Option Plan for Non-Employee Directors (collectively the "Company Plans") or issued outside any Company Plan via special grants by the Company's Stock Option Committee to certain employees shall be converted into and shall become the right to receive a cash payment per Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such

Stock Option by (ii) the number of shares of Common Stock underlying the Stock Options immediately prior to the Effective Time. At the Effective Time, all outstanding options to purchase shares of Common Stock (including those options that are not exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.11. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company
Plan) that are necessary to give effect to the transactions contemplated by this
Section 2.11.

     (b) Prior to the Effective Time, Parent and the Company shall establish a procedure to effect the surrender of Stock Options in exchange for the cash payment to which the holder of a Stock Option shall be entitled under Section 2.11(a), and, upon surrender of such Stock Option, Parent shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.

     (c) The Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any Stock Options, or substitute any additional options for such Stock Options. On or before the Effective Time, the Company shall, consistently with the terms of the Company Plans and other agreements and arrangements evidencing Stock Options, or to the extent permissible under applicable law, accelerate the unvested portion of all outstanding Stock Options, conditioned upon the consummation of the Merger.

     (d) Unless terminated prior to the Effective Time in accordance with its terms, the Company's 1997 Employee Stock Purchase Plan (the "1997 Stock Plan") shall be terminated as of the Effective Time. Unless the 1997 Stock Plan is terminated prior to the Effective Time in accordance with its terms, the Company shall take such actions as are necessary or appropriate to cause the last day of the then current Offering Period (as such term is used in the 1997 Stock Plan) to be the last trading day on which the Common Stock of the Company is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided, that such change shall be conditioned upon the consummation of the Merger. On the Final Company Exercise Date, and subject to the participants' rights to receive invested cash as provided in the 1997 Stock Plan, the Company shall apply the funds credited as of such date under the 1997 Stock Plan within each participant's account to the purchase of whole shares of Common Stock in accordance with the terms of the 1997 Stock Plan, it being agreed that the number of shares of Common Stock so purchased shall not exceed the number of shares issuable under the 1997 Stock Plan, as represented in Section 3.2.

     SECTION 2.12 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 2.13 Withholding Taxes. Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares or amounts payable to a holder to the Stock Options pursuant to the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Stock Options in respect of which such deduction and withholding was made by Parent or Merger Sub and Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.1  Organization and Qualification; Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

     (b) Except as set forth on Section 3.1(b) of the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Disclosure Schedule") or as disclosed in filings with the SEC made prior to the date hereof and since, and including, the filing of the Company's most recent Annual Report on Form 10-K (the "Recent SEC Reports"), the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. The Company has no significant subsidiaries, as that term is defined in Rule 1-02(w) of Regulation S-X.

     (c) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the assets, liabilities, properties, results of operations, or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

     (d) The Company has heretofore delivered to Merger Sub or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, each as amended to date and currently in effect, of the Company and each of its subsidiaries.

     SECTION 3.2  Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which, as of the date hereof, 5,243,956 shares were issued and outstanding (excluding shares held as treasury shares), and 194,884 shares of Common Stock are held as treasury shares and (ii) 5,000,000 shares of preferred stock, no shares of which are issued or outstanding. All of the Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, (i) 580,555 shares of Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Stock Options and (ii) 34,000 shares of Common Stock are issuable under the 1997 Stock Plan pursuant to
Section 2.11(d). Section 3.2(a) of the Disclosure Schedule sets forth the outstanding Stock Options. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (e.g., phantom stock or stock appreciation rights). Except for the Voting Agreements and agreements issued under the Company Plans, there are no stockholder, voting, repurchase or similar agreements or understandings to which the Company is a party or otherwise bound relating to the transfer, voting or repurchase of any shares of capital stock of the Company.

     (b) Except as set forth on Schedule 3.2(b) of the Disclosure Schedule, or as publicly disclosed by the Company, all of the issued and outstanding shares of capital stock of each subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries issued and outstanding that are convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset.

     (c) The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

     SECTION 3.3  Authority Relative to this Agreement; Consents and Approvals.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

     (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Offer and the Merger, contemplated hereby and resolved to recommend that the shareholders of the Company approve and adopt this Agreement subject to Section 5.2.

     SECTION 3.4  SEC Reports; Financial Statements.

     (a) The Company has filed all required forms, reports and documents with the SEC since October 10, 1997 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Merger Sub or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1998, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since October 10, 1997, (iii) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999, and (iv) all other reports or registration statements filed by the Company with the SEC since October 10, 1997. None of such forms, reports, registration statements or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its subsidiaries included in the Annual Report on Form 10-K referred to in the second sentence of this Section 3.4(a) and the unaudited consolidated interim financial statements of the Company and its subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited statements, as may be permitted under the Exchange Act, and (C) fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     (b) The Company has heretofore made available to Merger Sub or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 3.5 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents, the Proxy Statement, and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.6 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub in
Section 4.4, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) except as set forth on Schedule 3.6 of the Disclosure Schedule, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contracts (as defined in Section 3.7(a)), or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court, or any Governmental Entity having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.7  Material Contracts.

     (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Section 3.7 of the Disclosure Schedule, neither the Company nor any of the subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulations S-K promulgated by the
SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of the Company and the subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or such subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) material acquisition, merger, asset purchase or sale agreement, (v) agreement which provides for, or relates to, the incurrence by the Company or any subsidiary of indebtedness for borrowed money in excess of $100,000 (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), (vi) agreement with any executive officer of the Company or any of the subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the subsidiaries of the nature contemplated by this Agreement, (vii) agreement with respect to any executive officer of the Company or any of the subsidiaries providing any term of employment or compensation guarantee, or (viii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (viii) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect, and the Company and each subsidiary have performed in all material respects all material obligations required to be performed by them under each Material Contract.

     (b) Except as set forth on Schedule 3.7 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Company or its subsidiaries is in default, in conflict with or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect, of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), or (ii) any Material Contract, except in the case of (ii) for violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.8  No Undisclosed Liabilities; Absence of Changes.

     (a) Except (i) as set forth on Schedule 3.8 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, or (ii) liabilities incurred in the ordinary course of business, none of the Company or its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).

     (b) Except as set forth on Schedules 3.8 and 5.1 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, since March 31, 1999, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 5.1(a) through 5.1(m).

     SECTION 3.9 Litigation. Except as disclosed in the Recent SEC Reports, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties, assets or business before any Governmental Entity which would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or substantially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Recent SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree that would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.10 Compliance with Applicable Law. Except as disclosed in the Recent SEC Reports, the Company and its subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use its respective properties and assets (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, the activities or businesses of the Company and its subsidiaries are not being conducted in violation of or in conflict with, in any material respect, any law, rule, order, judgment, decree, ordinance or regulation of the United States, any state, county or locality, or of any Governmental Entity of the United States, except where the violation or conflict would not result in a Company Material Adverse Effect. Except as disclosed in the Recent SEC Reports, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company and any subsidiary, threatened, nor, to the knowledge of the Company and any subsidiary, has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which could not have a Company Material Adverse Effect.

     SECTION 3.11 Employee Plans. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, there are no employee benefit plans (including without limitation, retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other employee benefit policy, trust, understanding or arrangement of any kind) maintained or contributed to by the Company or its subsidiaries or with respect to which the Company or its subsidiaries has any actual or potential liability (the "Employee Plans") except for liability that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Employee Plans are in compliance with applicable law, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for instances of non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Employee Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any subsidiary (other than as required under Code Section 4980B, or similar state law). None of the Employee Plans have any material unfunded liabilities. Except as set forth on Schedule 3.11 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, none of the Employee Plans obligates the Company to pay any separation, severance, termination, bonus or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership of the Company. There are no pending or, to the knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Employee Plan, and the Company has no knowledge of any facts that could result in any actions, suits, investigations or claims that could reasonably be expected to result in a Company Material Effect.

     SECTION 3.12  Environmental Laws and Regulations.

     (a) Except as set forth on Schedule 3.12 of the Disclosure Schedule or as disclosed in the Recent SEC Reports, (i) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 3.12(g)), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since March 31, 1999, none of the Company or its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance, or give rise to material Environmental Claims, in the future.

     (b) Except as disclosed in the Recent SEC Reports, there are no Environmental Claims which would have a Company Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) (i) No site or facility now owned, operated or leased by the Company or any of its subsidiaries or, to the knowledge of the Company, previously owned, operated or leased, is listed or, to the knowledge of the Company proposed for listing on the national priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or remediation.

     (ii) Neither the Company nor any of its subsidiaries has received any written notice of any actual or alleged violation or any Environmental law with respect to any of its facilities, except a violation or violations that, individually, or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (iii) The Company and its subsidiaries are not subject to any material outstanding agreements or orders with any Governmental or Regulatory Authority or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material.

     (iv) Neither the Company nor any of its subsidiaries has received any written notice or request for information pertaining to a response action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by them, except for notices or requests that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     (v) To the knowledge of the Company, no Hazardous Material is present (except in quantities for retail sale to consumers, for store maintenance or as otherwise permitted under any Environmental Law (as defined below)) or has been Released (as defined below) at, on or about, any of the Company or its subsidiaries' sites or facilities, now owned, operated or leased by them, except in compliance with Environmental Law, and except for the presence of Hazardous Material or such Release(s) which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     (d) No liens have arisen under or pursuant to any Environmental Law on any site or facility currently owned, operated or leased by the Company or any of its subsidiaries, other than Liens that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its subsidiaries in relation to any site or facility owned, operated or leased by the Company or any of its subsidiaries, except for those the reports of which have been made available to Parent prior to the execution of this Agreement.

     (f) No sites or facilities, now or previously owned, operated or leased by the Company or any of its subsidiaries, have or had at the time of ownership, operation, or leasing, to the knowledge of the Company, any (i) underground storage tanks, (ii) friable asbestos, (iii) polychlorinated byphenyls ("PCBs"), or (iv) chlorofluorocarbons ("CFCs"), except in circumstances which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

     (g) As used herein:

          (i) "Environmental Law" means any Law or order relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollu-tants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs, and CFCs, and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

          (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

          (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental or Regulatory Authority, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat, or in any other way ameliorate or address any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

     SECTION 3.13  Intellectual Property; Software.

     (a) Each of the Company and its subsidiaries owns, or possesses valid and enforceable third party licenses to use, all existing United States and foreign patents, trademarks, trade names, service marks, trade dress, Internet domain names, together with all the goodwill associated therewith, copyrights, computer software, data, databases and documentation thereof, trade secrets, know-how and other proprietary information, including any applications and registrations of any of the foregoing, necessary for the operation of the business of the Company and its subsidiaries as now conducted (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Company Material Adverse Effect. The patents, registrations and applications for registration included among the Company Intellectual Property Rights are set forth on Section 3.13(a) of the Company Disclosure Schedule.

     (b) Except as set forth on Schedule 3.13(b) of the Disclosure Schedule,

          (i) the validity, enforceability and use of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary as the case may be is not being questioned in any litigation or other proceeding to which the Company or any subsidiary is a party, nor has any claim of infringement or misappropriation (including, without limitation, any demand or request that the Company or any subsidiary license any intellectual property rights from a third party) been alleged or, to the knowledge of the Company, threatened against the Company or any subsidiary by any third party in connection with such third party's intellectual property rights,

          (ii) to the knowledge of the Company and its subsidiaries, no third party is infringing or misappropriating the Company Intellectual Property Rights,

          (iii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights,

          (iv) subject only to customary source code escrow agreements, the Company and its subsidiaries have ownership and possession of all source code and use and system documentation for the material software owned by the Company or any subsidiary, and

          (v) all employees and independent contractors who have participated in the creation or development of any portion of the Company Intellectual Property Rights have executed an agreement with the Company and/or a subsidiary assigning all right, title and interest in such portion of the Company Intellectual Property Rights developed for the benefit of the Company to the Company or the subsidiary, as the case may be.

     (c) The Company and each of its subsidiaries have conducted an inventory and assessment of the software, hardware, databases and embedded control systems (microprocessor controlled, robotic or other device) (collectively "Systems") used or relied on by the Company and its subsidiaries in connection with their business or in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company or its subsidiaries, in order to determine which parts of the Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Systems Year 2000 Compliant prior to December 31, 1999 or such earlier date on which the Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Year 2000 Compliant means that the Systems will operate to accurately process (including but not limited to calculating, comparing and sequencing) date information relating to dates before, on, or after January 1, 2000, including leap- year calculations. To the knowledge of the Company, after due inquiry, and except as disclosed in the Recent SEC Reports, neither the Company nor any of its subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, or the transition from the twentieth century through the year 2000.

     SECTION 3.14 Certain Business Practices. To the knowledge of the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     SECTION 3.15 Labor Matters. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that the Company or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries.

     SECTION 3.16 Insurance. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy.

     SECTION 3.17  Tax Matters.

     (a) The Company and its subsidiaries have accurately prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its subsidiaries and have paid in full or made adequate provision for the payment of (by way of reserves on the balance sheet or otherwise) all Taxes (as defined below). Neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

     (b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, no employee responsible for tax matters of the Company or any subsidiary has knowledge based on personal contact with any agent of any taxing authority of any claim made by such an authority in a jurisdiction where the Company or any subsidiary does not file tax returns that the entity so not filing is or may be subject to taxation by that jurisdiction.

     (c) There are no security interests on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

     (d) There is no dispute or claim concerning any Tax liability of the Company or any subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the employees responsible for Tax matters of the Company or any subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.17(d) sets forth those tax returns that currently are the subject of audit.

     (e) None of the Company or any subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (f) None of the Company nor any subsidiary has filed a consent under Code
Section 341(f) concerning collapsible corporations. Except as set forth on
Section 3.17(f) of the Disclosure Schedule, none of the Company nor any subsidiary has made any payments, is obligated to make payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code Section 162(m). None of the Company nor any subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (g) None of the Company nor any subsidiary has any liability for the Taxes of any person other than the Company or any subsidiary (i) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law), or
(ii) by contract, except pursuant to contracts for the lease, purchase or sale of goods or services in the ordinary course of business consistent with commercial practices.

     (h) None of the Company nor any subsidiary owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

     SECTION 3.18 Brokers. No broker, finder or investment banker (other than the Financial Advisor pursuant to an arrangement (that may not be amended or modified without the prior written consent of Parent) that has been disclosed to Parent and Merger Sub prior to the date hereof) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any subsidiary.

     SECTION 3.19  Real Estate.

     (a) Attached as Schedule 3.19(a) is the address and legal description of each parcel of real property owned by the Company or any subsidiary (the "Owned Real Property"). Except as described on such Schedule, the Company or its applicable subsidiary has good and marketable title in and to all of the Owned Real Property subject to no Liens or other defects in title, except for such Liens, if any, as are reflected in the Company's financial statements included in the Recent SEC Reports or such other Liens as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property.

     (b) Attached as Schedule 3.19(b) is a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Real Property", collectively with the Owned Real Property, the "Real Property") to which the Company or any subsidiary is a party. The Company or its applicable subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Schedule, except for such Liens, if any, as are reflected in the Company's financial statements included in the Recent SEC Reports or such other Liens as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property. Each Lease is in full force and effect and is enforceable in accordance with its terms in all material respects. Except as disclosed on Schedule 3.19(b), to the knowledge of the Company, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a material default under any Lease. The Company has previously delivered to Parent true, complete, and correct copies of all the Leases.

     (c) The Real Property constitutes all of the material real property owned, leased, occupied or otherwise used in connection with the business of the Company and its subsidiaries. The Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations except for violations which would not have a Company Material Adverse Effect. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated, except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. There exists no violation by the Company or any subsidiary of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property (except for violations that, individually or in the aggregate, would not have a Company Material Adverse Effect). There is no pending or, to the knowledge of the Company and its subsidiaries, any threatened condemnations proceeding affecting any portion of the Real Property. Except as disclosed on Schedule 3.19(c), there are no outstanding options or rights of first refusal with respect to the purchase or use of any or the Owned Property, any portion thereof or interest therein. Except as disclosed on Schedule 3.19(c), neither the Company nor any subsidiary is obligated to purchase any real property.

     SECTION 3.20 Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholder is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9, and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

     SECTION 4.1  Organization.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its businesses as now being conducted. Except as set forth in the Commitment Letters (as defined in Section 4.7), Parent and Merger Sub have no obligations or liabilities, and none of such parties are parties to any litigation, which in either case if paid or determined adversely, or with respect to which an event of default occurs, would have a material effect on their ability to consummate the transactions contemplated hereby.

     (b) Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Parent and Merger Sub. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means (i) a material adverse effect on the financial condition, properties, business or results of operations of the Parent and Merger Sub, individually or in the aggregate or (ii) the ability of the Parent or Merger Sub to perform its obligations under this Agreement.

     SECTION 4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by their respective shareholders as required by applicable law or their respective charter documents, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

     SECTION 4.3 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, or the Proxy Statement (as defined in Section 5.4(a)) will, at the respective times that the Offer Documents, the
Schedule 14D-9, the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.4 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect or have a material adverse affect on the ability of Parent or Merger Sub to consummate the Offer or the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Offer or the Merger.

     SECTION 4.5 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

     SECTION 4.6 Brokers. Except for Dresdner Kleinwort Benson North America LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

     SECTION 4.7 Financing. Attached hereto as Exhibit 4.7 are (i) a Senior Facilities Commitment Letter from Dresdner Kleinwort Benson North America LLC ("DKBNA") and Dresdner Bank AG, New York and Grand Caymans Branch ("Dresdner"), dated as of the date hereof, which provides for a commitment for senior debt financing in an aggregate principal amount of up to $50,000,000, (ii) a Senior Subordinated Notes Commitment Letter from DKBNA, Dresdner and Dresdner AG, Hamburg Branch, dated as of the date hereof, which provides for a commitment for subordinated debt financing in an aggregate principal amount of $10,000,000,
(iii) a letter from Dicom Group plc, dated as of the date hereof, which provides for a commitment of equity financing of $4,000,000, (iv) a letter from Dresdner Kleinwort Benson Private Equity Partners LP, dated as of the date hereof, which provides for a commitment of equity financing of $16,000,000 (collectively, the "Commitment Letters"). Assuming the financings contemplated by the Commitment Letters are consummated in accordance with the terms thereof, the amounts received thereunder by Parent and Merger Sub will provide Parent and Merger Sub with sufficient funds to pay the aggregate amount payable in respect of the Shares and the Stock Options upon the consummation of the Offer and the Merger in accordance with the terms hereof. Neither Parent nor Merger Sub is presently aware of any facts or circumstances which create a reasonable basis for Parent or Merger Sub to believe that the conditions precedent set forth in the Commitment Letters will not be satisfied.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its subsidiaries to, use its or their reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and its subsidiaries with persons with whom the Company or its subsidiaries do business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not and will not permit any of its subsidiaries, without the prior written consent of Parent or Merger Sub, or as set forth in Section
5.1 of the Disclosure Schedule, to:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend or modify (except as required hereby) the terms of the Company Plans or authorize for issuance, issue, sell, deliver or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any phantom stock or stock appreciation rights), except for the issuance or sale of shares of common stock pursuant to the exercise of Stock Options or under its 1997 Stock Plan;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock of its subsidiaries;

     (d) (i) incur or assume any indebtedness for borrowed money except for indebtedness not exceeding $100,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $100,000 in the aggregate, (iii) except for investments not exceeding $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (iv) pledge or otherwise encumber shares of capital stock of the Company's subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness for borrowed money not exceeding $100,000 in the aggregate;

     (e) except as may be required by law or as contemplated by this Agreement,
(i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any material manner, or (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee or agent, or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iv) create, issue or increase any severance agreement or stay bonus with any officer, director or employee;

     (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000;

     (g) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or cash management practices used by it;

     (h) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

     (i) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company and its subsidiaries in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice;

     (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company; or

     (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would cause or constitute a breach of any of the representations or warranties of the Company contained in this Agreement.

     SECTION 5.2  No Solicitation.

     (a) The Company shall not, nor shall it permit any of the subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its subsidiaries, including any single transaction or series of related transactions, which is structured to permit such third Party to acquire beneficial ownership of any material portion of the assets of or 20% or more of the equity interest in either the Company or any of its subsidiaries (a "Takeover Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal, approve or recommend or resolve to approve or recommend any Takeover Proposal or enter into any agreement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, prior to the expiration of the Offer, if the Company Board receives a bona fide Takeover Proposal by a Third Party that was not solicited or initiated, or encouraged or facilitated, directly or indirectly, by the Company, any of the subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries, the terms of which the Company Board determines in good faith (after consulting and receiving advice from the Company's independent financial advisor and independent legal counsel) are more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and other transactions contemplated by this Agreement (taking into account any adjustments to the terms and conditions proposed in writing by Merger Sub within three (3) Business Days after Parent and Merger Sub receive notice of such Takeover Proposal) and taking into account any differences in the conditions set forth in the Superior Proposal, in the aggregate, from the conditions set forth herein (a "Superior Proposal"), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 5.2(b) furnish information with respect to the Company and the subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement; provided, that the Company Board first determines in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law, and the Company shall not have violated any of the restrictions set forth in this Section 5.2; provided, however, that any such Takeover Proposal shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated thereby is not committed on terms substantially similar to those obtained by or for the benefit of Parent and Merger Sub in connection with the Offer and the Merger and such commitment is not likely, in the reasonable judgment of the Company's Board (after consultation with its independent financial advisor), to be obtained by such third party within a reasonable period of time.

     (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry promptly following receipt of such Takeover Proposal or inquiry. The Company will keep Parent duly informed of the status and details of any such Takeover Proposal or inquiry in a timely manner.

     SECTION 5.3 Access to Information. Between the date hereof and the Effective Time, the Company will provide to Parent and Merger Sub and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the officers of the Company and its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, dated June 29, 1999, between the Company and Dicom Group plc, the provisions of which are by this reference incorporated herein.

     SECTION 5.4  Shareholders Meeting; Proxy Statement.

     (a) The Company will, as promptly as practicable following the acceptance for payment of Shares by Merger Sub pursuant to the Offer, take, in accordance with applicable law and its Certificate of Incorporation and By-laws, all action necessary to convene a special meeting of holders of Shares (the "Shareholders Meeting") to consider and vote upon the approval of the Merger, if such approval is required. The Company shall, as promptly as practicable, prepare and file with the SEC a preliminary proxy statement for the solicitation of a vote of holders of Shares approving the Merger (the "Proxy Statement"), which shall (subject to Section 5.4(c)) include the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all reasonable efforts to respond to any comments of the SEC and its staff and as promptly as practicable after responding to such comments to the satisfaction of the staff cause the Proxy Statement to be mailed to the shareholders of the Company. Notwithstanding the foregoing, if Parent, Merger Sub and/or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 253 of the DGCL.

     (b) Parent and Merger Sub agree to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any subsidiary of Parent to be voted in favor of the Merger.

     SECTION 5.5 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto, (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under Material Contracts,
(c) contesting any legal proceeding relating to the Offer or the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use (i) all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger and (ii) their respective best efforts to satisfy the conditions precedent set forth in the Commitment Letters (provided that nothing herein shall be deemed to be an obligation of Parent or Merger Sub to increase the Per Share Amount). In addition, Parent and Merger Sub will not consent or agree to any amendment, waiver, modification or early termination of the Commitment Letter in any manner adverse to Parent or Merger Sub without the Company's prior written consent, which shall not be unreasonably withheld.

     SECTION 5.6 Consents. Parent, Merger Sub and the Company each will use all commercially reasonable efforts to obtain consents of all third parties to Material Contracts and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

     SECTION 5.7 Public Announcements. Parent, Merger Sub and the Company, as the case may be, will consult with one another and seek one another's approval before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Parent, Merger Sub or the Company, as the case may be.

     SECTION 5.8  Indemnification; Directors' And Officers' Insurance.

     (a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries, as provided in indemnification agreements or their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification as provided in such indemnification agreements. From and after the Effective Time, Parent will fulfill and honor, and will cause the Surviving Corporation to fulfill and honor, in all respects the indemnification obligations described above, which shall be joint and several obligations of Parent and the Surviving Corporation. The indemnification and liability limitation or exculpation provisions of the Company's Certificate of Incorporation and bylaws shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would materially adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by applicable law.

     (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time, if available, the coverage provided by the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time and provided further that the Surviving Corporation shall not be obligated to pay annual premiums in excess of 150% of the annual aggregate premium for existing insurance with respect to such insurance for the next renewal of such insurance (the "Current Premium"). If such annual premium for such insurance would at any time exceed 150% of the Current Premium, then the Parent and the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage reasonably available at an annual premium equal to 150% of the Current Premium.

     (c) The directors, officers, employees and agents of the Company and its subsidiaries entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.8. are intended to be third party beneficiaries of this Section 5.8.

     SECTION 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section
5.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.10 SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     SECTION 5.11 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Offer or the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

     SECTION 5.12 Transaction Litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by this Agreement; provided, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

     SECTION 5.13 Delisting. Each of the parties hereto shall cooperate with each other in taking or causing to be taken, all actions necessary to delist all of the Company's securities from the Nasdaq National Market System and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Date.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     SECTION 6.1 Stockholder Approval. This Agreement, including the Merger, shall have been approved and adopted by the affirmative vote of the shareholders of the Company (unless the vote of the shareholders is not required by the DGCL) as required under the Company's Certificate of incorporation or Bylaws or the DGCL.

     SECTION 6.2 No Order. No federal, state or foreign Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law.

     SECTION 6.3 HSR Act. Any waiting period (and any extension thereof) applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby (the absence of which would reasonably be expected to have a Company Material Adverse Effect) shall have been either filed or received.

     SECTION 6.4 Offer. Merger Sub shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE 7

                         Termination; Amendment; Waiver

     SECTION 7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

     (a) by mutual written consent of Parent, Merger Sub and the Company;

     (b) by Parent and Merger Sub or by the Company

          (i) if (x), the Offer shall have terminated or expired in accordance with its terms without Merger Sub's having accepted for payment any Shares pursuant to the Offer or (y) the Offer shall not have been consummated prior to October 15, 1999; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if it is in material breach of its obligation hereunder and such breach is the principal cause of, or resulted in, the failure of the Offer to have been consummated on or before such date; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction.

     (c) by Parent or Merger Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of the Offer Condition set forth in paragraph (b) of Annex

A to this Agreement and (ii) cannot be or has not been cured within 10 Business Days after the giving of written notice thereof to the Company by Parent or Merger Sub;

     (d) by Parent or Merger Sub prior to the purchase of Shares pursuant to the Offer if either Parent or Merger Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraphs (e) or (j) of Annex A to this Agreement.

     (e) by the Company if the Company Board has received a Superior Proposal and the Company furnishes information with respect to the Company and the subsidiaries to, and participates in discussions and negotiations directly or through its representatives with a Third Party, subject to a confidentiality agreement, after the Company Board determined in good faith, after receiving the advice of independent legal counsel, that such action is required in order for the Company Board to comply with its fiduciary duties to the Company's stockholder under applicable law; provided, that (i) the Company has complied with all provisions of Section 5.2, (ii) the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless and until three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Company Board (which notice shall include the identity of the Third Party making such Superior Proposal and a copy of all documentation relating to such Superior Proposal), and (iii) the Company delivers payment to the Parent of the Termination Fee and the Expenses (each as defined in Section 7.3(b)) contemporaneously with such termination.

     (f) by the Company prior to the purchase of Shares pursuant to the Offer if
(i) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 10 Business Days after the Company's giving of written notice to Parent or Merger Sub, as applicable.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void (except for the provisions of this Section 7.2, the last sentence of Section 5.3, Sections 5.7, 7.3 and Article 8), and there shall be no liability or obligation on the part of any party or its affiliates, directors, officers or shareholders, other than (a) the provisions of this Section 7.2 , the last sentence of Section 5.3, Sections 5.7, 7.3 and Article 8, and (b) any liability of any party for any breach of this Agreement prior to such termination.

     SECTION 7.3  Fees and Expenses.

     (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, all costs and expense incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     (b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds to Parent (i) the documented reasonable out-of-pocket fees and expenses incurred by or paid by or on behalf of Parent and its affiliates (including, but not limited to, Dicom Group plc and Dresdner Kleinwort Benson Private Equity Partners L.P.) in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent and its affiliates ("Purchaser Expenses") not to exceed $1,750,000 and, if applicable, (ii) $1,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

          (i) if the Company terminates this Agreement under Section 7.1(e), the Company shall pay the Purchaser Expenses and the Termination Fee concurrently with such termination in accordance with Section 7.1(e);

          (ii) if Parent or Merger Sub terminates this Agreement under Sections 7.1(c) or 7.1 (d), (x) the Company shall pay the Purchaser Expenses upon demand, and (y) if concurrently with such termination or within 270 days thereafter (A) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party other than Parent or any of its affiliates (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), after the date hereof and prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon consummation of such Takeover Proposal or Superior Proposal; and

          (iii) notwithstanding clause (ii) above, if the Parent or Merger Sub terminates this Agreement under Section 7.1(c) as a result of the Company's material breach of Section 5.2, the Company shall pay the Purchaser Expenses and the Termination Fee upon demand.

In no event shall the Purchaser Expenses and the Termination Fee be payable by the Company more than once. Any such payments shall be made to the Parent by wire transfer of immediately available funds.

     (c) In the event that the Company terminates this Agreement under Section 7.1(f) or the Parent or Merger Sub terminates this Agreement solely as a result of the failure of the condition set forth in paragraph (k) of Annex A, Parent shall pay, or shall cause to be paid by wire transfer of immediately available funds to the Company the documented reasonable out-of-pocket fees and expenses incurred by or paid on behalf of the Company in connection with the offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, investment banking firms, accountants, experts and consultants to the Company (the "Company Expenses") not to exceed $400,000.

     (d) Each of the parties hereto acknowledge that all amounts payable under this Section 7.3 shall constitute liquidated damages in lieu of any actual damages for termination of this Agreement.

     SECTION 7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken by or on behalf of the respective board of directors of the Company, Parent and Merger Sub at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement and the transactions contemplated thereby by the shareholders of the Company (if required by applicable law) no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon the consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     SECTION 7.5 Extension; Waiver. At any time prior to the Effective Time subject to Section 1.1(a) and Section 1.3(c), each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein, which may be legally waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement pursuant to Section 7.1, as the case may be, except for representations and warranties set forth in Sections
3.19 and 4.6.

     SECTION 8.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, that Merger Sub may assign any or all of its rights and obligations under this Agreement to Parent or any wholly owned subsidiary of Parent.

     SECTION 8.3 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     SECTION 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

    To Parent or Merger Sub:

     c/o DICOM Group plc
     Business Building Forren West
     Grundstrasse 14
     6343 Rotkreuz
     ZG Switzerland
     Attention: Otto Schmid
     Facsimile: 011 41 41 798 3088

     and

     c/o Dresdner Kleinwort Benson Private Equity LLC
     75 Wall Street, 24th Floor
     New York, NY 10005
     Attention: Alexander P. Coleman
     Facsimile: (212) 429-3139

     with a copy (which shall not constitute notice to Parent or Merger Sub) to:

     Kirkland & Ellis
     Citicorp Center
     153 East 53rd Street
     New York, NY 10022
     Attention: Kirk A. Radke, Esq.
     Eunu Chun, Esq.
     Facsimile: (212) 446-4900

    To the Company:

    Kofax Image Products, Inc.
     16245 Laguna Canyon Road
     Irvine, CA 92618
     Attention: Chief Executive Officer
     Facsimile: (949) 727-3511

     with a copy (which shall not constitute notice to the Company) to:

     Stradling Yocca Carlson & Rauth
     660 Newport Center Drive
     Suite 1600
     Newport Beach, CA 92660
     Attention: K.C. Schaaf, Esq.
     Facsimile: (949) 725-4100

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 8.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     SECTION 8.6 Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

     SECTION 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.8 and Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 8.9 Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

     SECTION 8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.11 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                   * * * * *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          KOFAX IMAGE PRODUCTS, INC.

                                          By:      /s/ DAVID S. SILVER
                                            ------------------------------------
                                            Name: David S. Silver
                                            Title: President

                                          IMAGING COMPONENTS CORPORATION

                                          By:   /s/ ALEXANDER P. COLEMAN
                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                          IMAGING ACQUISITION CORPORATION

                                          By:   /s/ ALEXANDER P. COLEMAN
                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                    ANNEX A

     The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

     Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to accept for payment purchase or pay for any validly tendered Shares (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), and may delay in accordance with Section 1.1(b) the acceptance for payment of, or the payment for, any validly tendered Shares (subject to the restrictions referred to above), may amend the Offer consistent with the terms of the Agreement, or may terminate the Offer if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated (the "HSR Condition") or (iii) prior to the acceptance for payment of Shares, any of the following conditions exist:

     (a) There shall be threatened in writing or pending any suit, action or proceeding by a federal, state or foreign Governmental Entity (but only if such suit, action or proceeding is deemed by Parent to have a reasonable likelihood of success) (i) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Merger Sub, Parent or any of their respective subsidiaries of a material portion of the businesses or assets of the Company, Merger Sub, Parent or any of their respective subsidiaries which could reasonably be expected to have a Company Material Adverse Effect as a result of the Offer or any other transactions contemplated by this Agreement, (ii) seeking to compel the Company, Merger Sub, or Parent to dispose of or hold separate any material portion of their respective business or assets as a result of the Offer or any other transactions contemplated by this Agreement, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Agreement or the Voting Agreements, (iv) seeking to impose material limitations on the ability of Merger Sub or Parent, or rendering Merger Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, or (v) seeking to impose material limitations on the ability of Merger Sub effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the Company's shareholders. There shall be any statute, rule regulation, judgment, order or injunction enacted, entered, enforced, promulgated or applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

     (b) Any of the representations and warranties of the Company set forth in the Agreement, without, for purposes of this paragraph (b) only, giving effect to any qualifications as to materiality, shall not be true and correct in any material respect as of the date of the Agreement and as of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date, which need to be true and correct as of such particular date), or the Company shall have breached or failed to comply with, in any material respect, any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, which in either case could reasonably be expected to have a Company Material Adverse Effect.

     (c) It shall have been publicly disclosed that any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any of their affiliates and stockholders of the Company listed on Schedule 2.8, and (i) shall have acquired or announced its intention to acquire beneficial ownership of more than 20% of the outstanding Shares or (ii) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company, any of its subsidiaries or any of their material assets; provided, that clause (i) hereof shall not continue after the date on which the Minimum Condition is satisfied.

     (d) The Agreement shall have been terminated in accordance with its terms.

                                   Annex A - 1

     (e) Prior to the purchase of Shares pursuant to the Offer, the Company Board (i) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger (ii) shall have recommended a Takeover Proposal, or (iii) shall have adopted any resolution to effect any of the foregoing.

     (f) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or in Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, in the case of any of the situations in clauses (i) through (iii) inclusive, existing on the date hereof, a material acceleration or worsening thereof.

     (g) The Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 30 Business Days.

     (h) Any party identified with an asterisk on Exhibit A to any of the Voting Agreements other than Parent or Merger Sub shall have breached or failed to perform any of its agreements under such agreements or breach any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable; provided, that this clause (h) shall be deemed satisfied upon the satisfaction of the Minimum Condition.

     (i) There shall have occurred any events or changes which have had, or could reasonably be expected to have or constitute, individually or in the aggregate, a Company Material Adverse Effect.

     (j) The Company shall have less than $22,991,000 of freely available cash or cash equivalents ("Minimum Cash"); provided, that the following adjustments may be made, without duplication, to Minimum Cash: (i) in the event the Offer is not consummated before August 15, 1999, Minimum Cash shall be reduced by $750,000 (representing employee bonuses), (ii) in the event the Offer is not consummated before September 15, 1999, Minimum Cash shall be reduced by $1,000,000 (representing payment of the Company's Federal income taxes), (iii) in the event the Offer is not consummated before October 15, 1999, Minimum Cash shall be reduced by $800,000 (representing payment of the Company's Federal income taxes), (iv) Minimum Cash shall be determined without giving effect to Company Expenses, and (v) Minimum Cash may be reduced by an amount not to exceed $1,350,000 in the aggregate (such aggregate amount, the "Operating Cash Shortfall") so long as the Company's consolidated non-cash, net working capital (i.e., current assets (excluding cash and cash equivalents) less current liabilities as determined in accordance with GAAP, applied on a basis consistent with the preparation of the financial statements described in Section 3.4) ("Working Capital") exceeds $2,098,000 (the Company's Working Capital as of June 30, 1999) (less up to $500,000 for capital expenditures made by the Company in accordance with Section 5.1(h)) by an amount equal to or greater than such Operating Cash Shortfall. The condition set forth in this clause (j) shall be satisfied upon the presentation of evidence, documentation and information by the Company to the Parent that the Minimum Cash, and all adjustments thereto (including with respect to the Operating Cash Shortfall and working capital) as of the consummation of the Offer.

     (k) Parent or Merger Sub shall have not received the cash proceeds of equity and debt financing in an amount necessary to consummate the Offer, the Merger and the other transactions contemplated by the Agreement and to pay all fees and expenses in connection therewith and to provide adequate working capital for the Surviving Corporation, all on terms and conditions satisfactory to the Parent and Merger Sub.

                                   Annex A - 2

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 27, 1999 is made by and among Imaging Components Corporation, a Delaware corporation (the "Parent"), Imaging Acquisition Corporation, a Delaware corporation ("Merger Sub"), and each of the persons named on Exhibit A hereto (each, a "Stockholder", and collectively, the "Stockholders").

     WHEREAS, Parent, Merger Sub and Kofax Image Products, Inc., a Delaware corporation (the "Company") are concurrently herewith entering into an Agreement and Plan of Merger dated as of the date hereof (as may be amended, restated or modified from time to time, the "Merger Agreement") which provides for, among other things, the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Exhibit A (the "Existing Shares" and, together with any shares of Common Stock acquired by or issued to such Stockholder after the date hereof, the "Subject Shares").

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

     WHEREAS, the Stockholders and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement and the transactions contemplated thereby (the "Transactions") upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. COVENANTS OF THE STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 5, the Stockholders agree as follows:

     (a) Agreement to Vote in Favor. At any meeting of shareholders of the Company called for purposes that include approval of the Merger Agreement and the Transactions, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Merger Agreement and the Transactions, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Transactions and the approval of the terms thereof and each of the other actions contemplated by this Agreement and the Merger Agreement and any amendments.

     (b) Agreement to Tender. Within the first ten (10) Business Days after the commencement of the Offer to tender all of their respective Subject Shares, except, if applicable, their respective Retained Shares, into the Offer, and not to withdraw any of their respective Shares so tendered from the Offer.

     (c) Agreement to Vote Against. At any meeting of shareholders of the Company, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Merger Sub, the Stockholders shall vote (or cause to be voted) the Subject Shares against the following actions:

          (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder; or

          (ii) any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and/or the Transactions, including, without limitation, (x) the adoption by the Company of a proposal supporting a Takeover Proposal or the repurchase by the Company or any of its Subsidiaries of outstanding Shares for consideration in excess of the Per Share Amount or (y) any amendment of the Company's Articles of Incorporation or By-laws (including any amendment affecting the voting rights of the Company's Capital Stock) or other proposal or transaction involving the Company or any of its Subsidiaries (including any changes in management or the directors of the Company), which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, or prevent the Merger, the Merger Agreement or the Transactions.

     (d) Proxies. As security for the agreements of the Stockholders provided for herein, the Stockholders hereby grant to Merger Sub a proxy to vote the Subject Shares as indicated in Sections 1(a) and 1(b) above. The Stockholders agree that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholders and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholders with respect to the Subject Shares.

     (e) Transfer Restrictions. The Stockholders agree not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, or (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise other than this Agreement.

     (f) Appraisal Rights. The Stockholders hereby irrevocably waive any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger including any such rights set forth in the DGCL.

     2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby severally but not jointly represents and warrants to Merger Sub as of the date hereof as follows:

     (a) Authority; No Conflict. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, and this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not violate any law applicable to such Stockholder or result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which such Stockholder is a party.

     (b) Shares. The Existing Shares are owned beneficially and of record by the Stockholders. The Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Stockholders as at the date hereof. All of the Existing Shares are issued and outstanding and except as set forth on Schedule A attached hereto, the Stockholders do not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Common Stock. Each Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares held of record. Each Stockholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares, free and clear of all Liens and free of any other limitation or restriction other than restrictions under applicable securities laws.

     3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby represents and warrants to the Stockholders as of the date hereof as follows:

     (a) Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its respective board of directors and no other corporate action or proceedings on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

     (b) No Conflict. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

     4. FURTHER ASSURANCES. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (x) the Effective Time or (y) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 5 shall relieve any party of liability for breach of this Agreement; provided, that Merger Sub's sole remedy in the event of a breach of this Agreement shall be as specified in Section 6(i) (provided that injunctive relief shall also be available for any breach of Section 1(e)) and in no event shall Merger Sub be entitled to any form of monetary damages.

     6.  GENERAL PROVISIONS.

     (a) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, that Merger Sub shall pay the documented reasonable out-of-pocket fees and expenses of the Shareholders, including the fees and disbursements of one counsel for all Shareholders.

     (b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

     (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed by customary receipt of transmission) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     To Parent or Merger Sub:

        c/o Dicom Group plc
        Business Building Forren West
        Grundstrasse 14
        6343 Rotkreuz
        ZG Switzerland
        Attention: Otto Schmid
        Facsimile: 011 41 41 798 3088

        and

        c/o Dresdner Kleinwort Benson Private Equity LLC
        75 Wall Street, 24th Floor
        New York, NY 10005
        Attention: Alexander P. Coleman
        Facsimile: (212) 429-3139

        with a copy (which shall not constitute notice to Parent or Merger Sub) to:

        Kirkland & Ellis
        Citicorp Center
        153 East 53rd Street
        New York, NY 10022
        Attention: Kirk A. Radke, Esq.
                Eunu Chun, Esq.
        Facsimile: (212) 446-4900

     To the Stockholders:

        Addresses on Exhibit A

        with a copy (which shall not constitute notice to the Stockholders) to:

        Stradling Yocca Carlson & Rauth
        660 Newport Center Drive
        Newport Beach, CA 92660
        Attention: K.C. Schaaf, Esq.
        Facsimile: (949) 725-4100

     (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (e) Entire Agreement; No Third Party Beneficiaries. This Agreement and the Merger Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of their respective rights, interests and obligations hereunder to any affiliate of Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

     (i) Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall be exclusive and in lieu of any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

     (j) Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                   * * * * *

     IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                          IMAGING COMPONENTS CORPORATION

                                          By:
                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                          IMAGING ACQUISITION CORPORATION

                                          By:
                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                          --------------------------------------
                                          DAVID S. SILVER

                                          --------------------------------------
                                          DEAN A. HOUGH

                                          --------------------------------------
                                          RONALD J. FIKERT

                                          --------------------------------------
                                          RICHARD M. MURPHY

                                          --------------------------------------
                                          KEVIN DRUM

                                          --------------------------------------
                                          ALEXANDER P. CILENTO

                                          --------------------------------------
                                          WILLIAM E. DROBISH

                                          --------------------------------------
                                          B. ALLEN LAY

                                          SOUTHERN CALIFORNIA VENTURES

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT A

                                                              NUMBER OF
                                                              EXISTING
               STOCKHOLDERS' NAME AND ADDRESS                  SHARES
               ------------------------------                 ---------
David S. Silver.............................................   342,500
16245 Laguna Canyon Road
Irvin, CA 92618
Dean A. Hough...............................................   345,000
16245 Laguna Canyon Road
Irvin, CA 92618
Ronald J. Fikert............................................    37,500
16245 Laguna Canyon Road
Irvin, CA 92618
Richard M. Murphy...........................................    54,444
16245 Laguna Canyon Road
Irvin, CA 92618
Kevin Drum..................................................    32,500
16245 Laguna Canyon Road
Irvin, CA 92618
Alexander P. Cilento........................................     2,615
[STREET]
[CITY]
William E. Drobish..........................................   120,000
[STREET]
[CITY]
B. Allen Lay................................................    45,101
[STREET]
[CITY]
Southern California Ventures................................    42,806
[STREET]
[CITY]

                               Exhibit A -- Page 1

                                                                         ANNEX B

                                                                  EXECUTION COPY

                                   AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                          MADE AS OF SEPTEMBER 9, 1999

     This Amendment (the "Amendment"), dated as of September 9, 1999, is made by and among KOFAX IMAGE PRODUCTS, INC., a Delaware corporation (the "Company"), IMAGING COMPONENTS CORPORATION, a Delaware corporation ("Parent"), and IMAGING ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

     Reference is made to that certain Agreement and Plan of Merger (the "Agreement") dated as of July 27, 1999, by and among the Company, Parent and Merger Sub.

     Schedule 2.8 to the Agreement sets forth certain Retained Shares that were contemplated by the parties at the time of executing the Agreement.

     The Parties desire to amend and restate Schedule 2.8 to the Agreement in its entirety to reflect their agreement regarding modification of the Retained Shares.

     Therefore, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereby agree as follows:

     I. REPLACEMENT OF EXHIBIT A. Schedule 2.8 to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

     II. LIMITED AMENDMENT. Except as amended by this Amendment and as the context may otherwise require to give effect to the intent and purpose of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.

     III. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     IV. ENTIRE AGREEMENT. The Agreement and the other agreements referred to therein and the other agreements executed by the parties on the date thereof (as the same may be amended from time to time in accordance with their terms), as amended by this Amendment, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

     V. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

     VI. HEADINGS. The headings herein are included for convenience of reference only and do not constitute a part of this Amendment.

                                   Annex B - 1

     IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AMENDMENT TO BE DULY EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE.

                                          KOFAX IMAGE PRODUCTS, INC.

                                          By: /s/ RONALD J. FIKERT
                                            ------------------------------------
                                            Name:  Ronald J. Fikert
                                            Title:   Chief Financial Officer

                                          IMAGING COMPONENTS CORPORATION

                                          By: /s/ ALEXANDER P. COLEMAN
                                            ------------------------------------
                                            Name:  Alexander P. Coleman
                                            Title:   Vice President

                                          IMAGING ACQUISITION CORPORATION

                                          By: /s/ ALEXANDER P. COLEMAN
                                            ------------------------------------
                                            Name:  Alexander P. Coleman
                                            Title:   Vice President

                                   Annex B - 2

                                   EXHIBIT A

                                  SCHEDULE 2.8

                                RETAINED SHARES

KOFAX EMPLOYEES                                               RETAINED SHARES
---------------                                               ---------------
David S. Silver.............................................       39,216
Dean A. Hough...............................................       23,530
Richard M. Murphy...........................................       15,686
Ronald J. Fikert............................................       10,000
Kevin Drum..................................................        7,843
Roland Borrey...............................................       22,248
Donald M. Field.............................................       11,765
Anthony Macciola............................................        7,989
Roy Couchman................................................        2,331
          Total.............................................      140,608

                                                                         ANNEX C

                            C. E. UNTERBERG, TOWBIN
                            FOUR EMBARCADERO CENTER
                                   SUITE 580
                        SAN FRANCISCO, CALIFORNIA 94111
                       (415) 659-2222  FAX (415) 392-1113

                                 July 27, 1999

Board of Directors
Kofax Image Products Incorporated
16245 Laguna Canyon Road
Irvine, CA 92618
Dear Sirs:

     We understand that Kofax Image Products, Inc. ("Kofax" of the "Company"), and Imaging Components Corporation ("Imaging"), have entered into an Agreement, dated as of July 27, 1999 (the "Agreement") pursuant to which Kofax will become a wholly owned subsidiary of Imaging (the "Acquisition"). In connection with the Acquisition, and in accordance with the terms and conditions of the Agreement, Imaging will issue $12.75 in cash for each share of Kofax's Common Stock (the "Acquisition Consideration").

     You have requested our opinion with respect to the fairness of the Acquisition Consideration, from a financial point of view, to the shareholders of Kofax.

     In connection with our review, we have, among other things:

          (i) reviewed the Agreement;

          (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended June 30, 1996, 1997 and 1998, and the unaudited financial statements for the first, second and third quarters of fiscal 1999 and the unaudited financial statements for the fiscal year ended June 30, 1999;

          (iii) held discussions with Imaging to determine its ability to secure financing necessary to affect the purchase price;

          (iv) reviewed certain internal financial and operating information relating to Kofax (including financial projections) prepared by the management of Kofax;

          (v) held discussions with certain members of Kofax senior management concerning their past and current operations, financial condition and business prospects and the potential financial effect of the Acquisition of Kofax by Imaging if the Acquisition were consummated;

          (vi) reviewed a comparison of operating results and other financial information of Kofax with other companies that we deemed appropriate;

          (vii) reviewed the historical market prices and reported trading activity of Kofax shares;

          (viii) compared the financial terms of the Acquisition and the premium paid over the Company's current, historical and average stock price with the financial terms and premiums paid of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

          (ix) considered such other information, financial studies and analyses as we deemed relevant and performed such analyses, studies and investigations, as we deemed necessary.

Kofax Image Products, Inc.
July 27, 1999
Page 2

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of Kofax. We have also assumed that the Acquisition will predominately be an all cash offer.

     We have not conducted a physical inspection of the properties or facilities of Kofax or Imaging or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Kofax and Imaging, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

     We understand that in considering the Acquisition, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Acquisition. Our opinion expressed herein was prepared for the benefit and use of the Board of Directors of Kofax in its consideration of the Acquisition and does not constitute a recommendation to Kofax's shareholders as to how they should vote at the shareholder's meeting in connection with the Acquisition.

     It should be understood that, although subsequent developments may affect this opinion, C.E. Unterberg, Towbin does not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the shares of the Company will actually trade at any time.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date hereof, the Acquisition Consideration is fair from a financial point of view to the shareholders of Kofax.

                                       /s/ C.E. Unterberg
                                          C.E. Unterberg, Towbin

                                                                         ANNEX D

     The following is the text of Section 262 of the Delaware General Corporation Law:

     262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger of consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of (1) such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1) such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subscription and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1) such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after (1) such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted (1) such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (2) such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded (1) appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of (1) such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (i) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)
---------------
Ch. 339, L. '98, eff. 7-1-98, added matter in italic and deleted (1) "his" and
(2) "he".

                                                                         ANNEX E

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 27, 1999 is made by and among Imaging Components Corporation, a Delaware corporation (the "Parent"), Imaging Acquisition Corporation, a Delaware corporation ("Merger Sub"), and each of the persons named on Exhibit A hereto (each, a "Stockholder", and collectively, the "Stockholders").

     WHEREAS, Parent, Merger Sub and Kofax Image Products, Inc., a Delaware corporation (the "Company") are concurrently herewith entering into an Agreement and Plan of Merger dated as of the date hereof (as may be amended, restated or modified from time to time, the "Merger Agreement") which provides for, among other things, the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Exhibit A (the "Existing Shares" and, together with any shares of Common Stock acquired by or issued to such Stockholder after the date hereof, the "Subject Shares").

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

     WHEREAS, the Stockholders and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement and the transactions contemplated thereby (the "Transactions") upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. COVENANTS OF THE STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 5, the Stockholders agree as follows:

     (a) Agreement to Vote in Favor. At any meeting of shareholders of the Company called for purposes that include approval of the Merger Agreement and the Transactions, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Merger Agreement and the Transactions, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Transactions and the approval of the terms thereof and each of the other actions contemplated by this Agreement and the Merger Agreement and any amendments.

     (b) Agreement to Tender. Within the first ten (10) Business Days after the commencement of the Offer to tender all of their respective Subject Shares, except, if applicable, their respective Retained Shares, into the Offer, and not to withdraw any of their respective Shares so tendered from the Offer.

     (c) Agreement to Vote Against. At any meeting of shareholders of the Company, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Merger Sub, the Stockholders shall vote (or cause to be voted) the Subject Shares against the following actions:

          (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder; or

          (ii) any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and/or the Transactions, including, without limitation, (x) the adoption by the Company of a proposal supporting a Takeover Proposal or the repurchase by the Company or any of its Subsidiaries of outstanding Shares for consideration in excess of the Per Share Amount or (y) any amendment of the Company's Articles of Incorporation or By-laws (including any amendment affecting the voting rights of the Company's Capital Stock) or other proposal or transaction involving the Company or any of its Subsidiaries (including any changes in management or the directors of the Company), which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, or prevent the Merger, the Merger Agreement or the Transactions.

     (d) Proxies. As security for the agreements of the Stockholders provided for herein, the Stockholders hereby grant to Merger Sub a proxy to vote the Subject Shares as indicated in Sections 1(a) and 1(b) above. The Stockholders agree that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholders and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholders with respect to the Subject Shares.

     (e) Transfer Restrictions. The Stockholders agree not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, or (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise other than this Agreement.

     (f) Appraisal Rights. The Stockholders hereby irrevocably waive any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger including any such rights set forth in the DGCL.

     2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby severally but not jointly represents and warrants to Merger Sub as of the date hereof as follows:

     (a) Authority; No Conflict. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, and this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not violate any law applicable to such Stockholder or result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which such Stockholder is a party.

     (b) Shares. The Existing Shares are owned beneficially and of record by the Stockholders. The Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Stockholders as at the date hereof. All of the Existing Shares are issued and outstanding and except as set forth on Schedule A attached hereto, the Stockholders do not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Common Stock. Each Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares held of record. Each Stockholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares, free and clear of all Liens and free of any other limitation or restriction other than restrictions under applicable securities laws.

     3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub hereby represents and warrants to the Stockholders as of the date hereof as follows:

     (a) Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its respective board of directors and no other corporate action or proceedings on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

     (b) No Conflict. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

     4. FURTHER ASSURANCES. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (x) the Effective Time or (y) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 5 shall relieve any party of liability for breach of this Agreement; provided, that Merger Sub's sole remedy in the event of a breach of this Agreement shall be as specified in Section 6(i) (provided that injunctive relief shall also be available for any breach of Section 1(e)) and in no event shall Merger Sub be entitled to any form of monetary damages.

     6.  GENERAL PROVISIONS.

     (a) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, that Merger Sub shall pay the documented reasonable out-of-pocket fees and expenses of the Shareholders, including the fees and disbursements of one counsel for all Shareholders.

     (b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

     (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed by customary receipt of transmission) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     To Parent or Merger Sub:

     c/o Dicom Group plc
     Business Building Forren West
     Grundstrasse 14
     6343 Rotkreuz
     ZG Switzerland
     Attention: Otto Schmid
     Facsimile: 011 41 41 798 3088

     and

     c/o Dresdner Kleinwort Benson Private Equity LLC
     75 Wall Street, 24th Floor
     New York, NY 10005
     Attention: Alexander P. Coleman
     Facsimile: (212) 429-3139

     with a copy (which shall not constitute notice to Parent or Merger Sub) to:

     Kirkland & Ellis
     Citicorp Center
     153 East 53rd Street
     New York, NY 10022
     Attention: Kirk A. Radke, Esq.
            Eunu Chun, Esq.
     Facsimile: (212) 446-4900

     To the Stockholders:

     Addresses on Exhibit A

     with a copy (which shall not constitute notice to the Stockholders) to:

     Stradling Yocca Carlson & Rauth
     660 Newport Center Drive
     Newport Beach, CA 92660
     Attention: K.C. Schaaf, Esq.
     Facsimile: (949) 725-4100

     (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (e) Entire Agreement; No Third Party Beneficiaries. This Agreement and the Merger Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of their respective rights, interests and obligations hereunder to any affiliate of Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

     (i) Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall be exclusive and in lieu of any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

     (j) Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                   * * * * *

     IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                          IMAGING COMPONENTS CORPORATION

                                          By: /s/ ALEXANDER P. COLEMAN

                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                          IMAGING ACQUISITION CORPORATION

                                          By: /s/ ALEXANDER P. COLEMAN

                                            ------------------------------------
                                            Name: Alexander P. Coleman
                                            Title: Vice President

                                            /s/ DAVID S. SILVER
                                            ------------------------------------
                                            DAVID S. SILVER

                                            /s/ DEAN A. HOUGH
                                            ------------------------------------
                                            DEAN A. HOUGH

                                            /s/ RONALD J. FIKERT
                                            ------------------------------------
                                            RONALD J. FIKERT

                                            /s/ RICHARD M. MURPHY
                                            ------------------------------------
                                            RICHARD M. MURPHY

                                            /s/ KEVIN DRUM
                                            ------------------------------------
                                            KEVIN DRUM

                                            /s/ ALEXANDER P. CILENTO
                                            ------------------------------------
                                            ALEXANDER P. CILENTO

                                            /s/ WILLIAM E. DROBISH
                                            ------------------------------------
                                            WILLIAM E. DROBISH

                                            /s/ B. ALLEN LAY
                                            ------------------------------------
                                            B. ALLEN LAY

                                          SOUTHERN CALIFORNIA VENTURES

                                          By: /s/ B. ALLEN LAY
                                            ------------------------------------
                                            Name: B. Allen Lay
                                            Title: General Partner

                                   EXHIBIT A

                                                              NUMBER OF
                                                              EXISTING
STOCKHOLDERS' NAME AND ADDRESS                                 SHARES
------------------------------                                ---------
David S. Silver.............................................   342,500
16245 Laguna Canyon Road
Irvin, CA 92618
Dean A. Hough...............................................   345,000
16245 Laguna Canyon Road
Irvin, CA 92618
Ronald J. Fikert............................................    37,500
16245 Laguna Canyon Road
Irvin, CA 92618
Richard M. Murphy...........................................    54,444
16245 Laguna Canyon Road
Irvin, CA 92618
Kevin Drum..................................................    32,500
16245 Laguna Canyon Road
Irvin, CA 92618
Alexander P. Cilento........................................     2,615
[STREET]
[CITY]
William E. Drobish..........................................   120,000
[STREET]
[CITY]
B. Allen Lay................................................    45,101
[STREET]
[CITY]
Southern California Ventures................................    42,806
[STREET]
[CITY]

                               Exhibit A -- Page 1